      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1999
                                           REGISTRATION STATEMENT NO. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    TRW INC.
             (Exact name of registrant as specified in its charter)

                    OHIO                                    3714                               34-0575430
                    ----                                    ----                               ----------
               (State or other                  (Primary Standard Industrial                (I.R.S. Employer
               jurisdiction of                   Classification Code Number)             Identification Number)
              incorporation or
                organization)

                                    TRW INC.
                               1900 RICHMOND ROAD
                              CLEVELAND, OHIO 44124
                                 (216) 291-7000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               WILLIAM B. LAWRENCE
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                                    TRW INC.
                               1900 RICHMOND ROAD
                              CLEVELAND, OHIO 44124
                                 (216) 291-7000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)



Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED          PROPOSED
                                                                         MAXIMUM           MAXIMUM
            TITLE OF EACH                                               OFFERING          AGGREGATE           AMOUNT OF
         CLASS OF SECURITIES                     AMOUNT TO BE             PRICE           OFFERING           REGISTRATION
          TO BE REGISTERED                        REGISTERED          PER UNIT (1)        PRICE (1)            FEE (2)
          ----------------                        ----------          ------------       ----------            -------
6.45% Exchange Notes due 2001                    $425,000,000              100%         $425,000,000           $118,150
6 1/2% Exchange Notes Due 2002                   $400,000,000              100%         $400,000,000           $111,200
6 5/8% Exchange Notes Due 2004                   $700,000,000              100%         $700,000,000           $194,600
7 1/8% Exchange Notes Due 2009                   $750,000,000              100%         $750,000,000           $208,500
7 3/4% Exchange Debentures Due 2029              $550,000,000              100%         $550,000,000           $152,900


(1) Estimated solely for the purpose of calculating the Registration Fee.

(2) Calculated in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the Registrant's outstanding 6.45% Notes due 2001, 6 1/2% Notes Due 2002, 6 5/8% Notes Due 2004, 7 1/8% Notes Due 2009 and 7 3/4%
Debentures Due 2029 as of July 19, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION DATED JULY 20, 1999

                                    TRW INC.

                                OFFER TO EXCHANGE

                  ANY AND ALL OUTSTANDING 6.45% NOTES DUE 2001
 ($425,000,000 TOTAL PRINCIPAL AMOUNT OUTSTANDING) FOR 6.45% EXCHANGE NOTES DUE
                                     2001,

                    ANY AND ALL OUTSTANDING 6 1/2% NOTES DUE 2002
($400,000,000 TOTAL PRINCIPAL AMOUNT OUTSTANDING) FOR 6 1/2% EXCHANGE NOTES DUE
                                     2002,

                  ANY AND ALL OUTSTANDING 6 5/8% NOTES DUE 2004
($700,000,000 TOTAL PRINCIPAL AMOUNT OUTSTANDING) FOR 6 5/8% EXCHANGE NOTES DUE
                                      2004,

                  ANY AND ALL OUTSTANDING 7 1/8% NOTES DUE 2009
 ($750,000,000 TOTAL PRINCIPAL AMOUNT OUTSTANDING) FOR 7 1/8% EXCHANGE NOTES DUE
                                    2009, AND

               ANY AND ALL OUTSTANDING 7 3/4% DEBENTURES DUE 2029
      ($550,000,000 TOTAL PRINCIPAL AMOUNT OUTSTANDING) FOR 7 3/4% EXCHANGE
                              DEBENTURES DUE 2029

         We are making this exchange offer on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. We have registered the debt to be issued in this exchange offer (the "registered debt") under the Securities Act of 1933 but we have not registered the debt referred to above that may be exchanged for the registered debt (the "outstanding debt").

                          SUMMARY OF THE EXCHANGE OFFER

     - The exchange offer expires 5:00 p.m., New York City time ______________, 1999, unless we extend.

     - We will issue registered debt in exchange for all outstanding debt that is validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw the tender of your outstanding debt at any time prior to the expiration of the exchange offer.

     - The terms of the registered debt to be issued in the exchange offer are substantially identical to the terms of the outstanding debt for which the offer to exchange is being made, except that the registered debt is registered under the Securities Act and the transfer restrictions and registration rights applicable to the outstanding debt do not apply to the registered debt.

     - The exchange offer is subject to the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     - The exchange of registered debt for outstanding debt will not be a taxable event for U.S. Federal income tax purposes.

     - The outstanding debt, except for the Notes due 2001, is listed on the Luxembourg Stock Exchange. Application has been made to list the registered debt, except for the Exchange Notes due 2001, on the Luxembourg Stock Exchange.

                               -----------------

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR OFFER OR THE NOTES AND DEBENTURES TO BE ISSUED IN THE EXCHANGE OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell or exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy or exchange these securities in any state where the offer, sale or exchange is not permitted.

             The date of this prospectus is _________________, 1999.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

Available Information.............................................................................................i
Incorporation of Certain Documents by Reference...................................................................i
Disclosure Regarding Forward-Looking Statements...................................................................1
Summary...........................................................................................................2
Risk Factors......................................................................................................7
TRW...............................................................................................................8
Business of TRW...................................................................................................9
Recent Developments..............................................................................................10
Use of Proceeds..................................................................................................11
Capitalization...................................................................................................12
Ratio of Earnings to Fixed Charges...............................................................................13
Unaudited Pro Forma Statements of Operations.....................................................................14
Unaudited Balance Sheet of TRW as of March 31, 1999..............................................................20
Selected Financial Data..........................................................................................22
The Exchange Offer...............................................................................................26
Description of the Registered Debt...............................................................................33
Registration Rights..............................................................................................44
Book Entry; Delivery and Form....................................................................................46
United States Federal Income Tax Consequences....................................................................49
Plan of Distribution.............................................................................................53
Validity of Securities...........................................................................................54
Experts..........................................................................................................54
Independent Appraisal............................................................................................54
Listing and General Information..................................................................................55


                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our common stock is listed on the New York, Chicago, Philadelphia, Pacific, Frankfurt and London Stock Exchanges. You may inspect information about TRW at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. As long as any of the outstanding debt or registered debt is listed on the Luxembourg Stock Exchange and the rules of that exchange require, the foregoing documents will also be available for inspection during normal business hours on any business day at the registered office of Bankers Trust Luxembourg, 14, Boulevard F.D. Roosevelt, L-2450 Luxembourg.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of the registered debt in any state or country where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document or the documents incorporated by reference in this prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows TRW to "incorporate by reference" certain information that TRW files with the SEC, which means that TRW can disclose important information to you by referring you to information in those documents. The information incorporated by reference is an important part of this prospectus. The following documents, which TRW has filed with the SEC, are incorporated herein and specifically made a part of this prospectus by this reference:

         -  Annual Report on Form 10-K for the year ended December 31, 1998;

         -  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
            and

         - Current Reports on Form 8-K filed on January 28, 1999, February 5, 1999, March 26, 1999, as amended on May 17, 1999, May 27, 1999 and
            June 21, 1999.

         In addition, (1) all documents filed by us with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this prospectus and (2) all documents filed by us with the SEC pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the termination of the exchange offer shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of those documents with the SEC. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 (the "Securities Act") with respect to the registered debt being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement for more information.

         Statements contained in or incorporated by reference in this prospectus regarding the contents of any contract or other document referred to in this prospectus or in any incorporated document are presented in summary form. In each case, we refer you to the contract or other document filed as an exhibit to this prospectus or the documents incorporated by reference for complete terms of that document. Each of our statements about those contracts or other documents is qualified in all respects by the terms of the actual contract or document.

         This prospectus incorporates documents by reference that contain important business and financial information about TRW that is not included in or delivered with this document. Copies of those documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to:

                                    TRW Inc.
                               1900 Richmond Road
                           Cleveland, Ohio 44124-2760
                          Attention: Financial Services
                                 (216) 291-7654

         IN ORDER TO RECEIVE THESE DOCUMENTS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER, YOU MUST MAKE YOUR REQUEST NO LATER THAN _______________, 1999, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

         As long as any of the registered debt is listed on the Luxembourg Stock Exchange and the rules of that exchange require, the documents incorporated by reference in this prospectus, other than exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents, will be available at no cost to you during normal business hours on any business day at the registered office of Bankers Trust Luxembourg.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         Statements made or incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. In addition, from time to time, TRW and its representatives may make statements that are forward-looking. All forward-looking statements involve risks and uncertainties. This section provides readers with cautionary statements identifying, for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, important factors that could cause TRW's actual results to differ materially from those contained in forward-looking statements made in this prospectus or otherwise made by, or on behalf of, TRW.

         The following are some of the factors that could cause actual results to differ materially from estimates contained in TRW's forward-looking statements:

         Our consolidated results could be affected by:

         - unanticipated events and circumstances that may occur and render TRW's acquisition of LucasVarity less beneficial to TRW than anticipated;

         - intense competition in our markets that make it impossible to guarantee that we will achieve the expected financial and operating results and synergies from the acquisition of LucasVarity;

         - the ability of TRW to integrate LucasVarity into its operations and thereby achieve the anticipated cost savings and be in a position to take advantage of potential growth opportunities;

         - the ability to continue technical innovation and the development of and demand for new products and contract awards;

         -  pricing pressures from customers;

         - the ability to reduce the level of outstanding indebtedness from cash flow from operations and proceeds from the dispositions planned in our automotive business;

         - the ability to effectively implement the company-wide Y2K compliance program in accordance with TRW's estimated timetable and costs and the preparedness of our critical suppliers;

         -  the introduction of competing products or technology by competitors;

         -  availability of funding for research and development;

         - the ability to meet performance and delivery requirements on systems for customers;

         - the economic, regulatory and political instability of Brazil, Asia and certain emerging countries; and

         - the ability to attract and retain skilled employees with high-level technical competencies.

         Our automotive business also could be affected by:

         - the ability to effectively implement our automotive restructuring program and improve automotive margins;

         -  changes in consumer debt levels and interest rates;

         -  the cyclical nature of the automotive industry;

         -  moderation or decline in the automobile build rate;

         -  work stoppages;

         -  customer warranty claims; and

         -  changes to the regulatory environment regarding automotive safety.

         Our aerospace and information systems business also could be affected by:

         -  the level of defense funding by the government;

         -  the termination of existing government contracts; and

         - the ability to develop and market products and services for customers outside of the traditional aerospace and information systems markets.

         The foregoing list of important factors is not exclusive.

         We caution you that any forward-looking statement reflects only the beliefs of TRW or its management at the time the statement is made. TRW undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.


                                     SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus in its entirety. The terms "TRW," "we," "our" or "us" as used in this prospectus refer to TRW Inc., the issuer of the outstanding debt and of the registered debt to be issued in the exchange offer, and its subsidiaries as a combined entity, except where it is made clear that the term means only TRW Inc., the parent company.

THE COMPANY

         TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for private industry and the United States Government in two industry segments: Automotive and Aerospace & Information Systems.

         TRW was incorporated in 1916 under the laws of Ohio. TRW's principal executive offices are located at 1900 Richmond Road, Cleveland, Ohio 44124-2760. The telephone number of our executive offices is (216) 291-7000.

PURPOSE OF THE EXCHANGE OFFER

         On May 26, 1999, TRW sold, through a private placement exempt from the registration requirements of the Securities Act,

         -  $400 million of its 6 1/2% Notes Due 2002,

         -  $700 million of its 6 5/8% Notes Due 2004,

         -  $750 million of its 7 1/8% Notes Due 2009 and

         -  $550 million of its 7 3/4% Debentures Due 2029.

This placement is referred to as the May Offering. On June 18, 1999, TRW sold, through a private placement exempt from the registration requirements of the Securities Act, $425 million of its 6.45% Notes due 2001. This placement is referred to as the June Offering. We refer to these five series of outstanding notes and debentures as "outstanding debt" in this prospectus.

         Simultaneously with each of the May Offering and the June Offering, TRW entered into a registration rights agreement with the respective initial purchasers of the outstanding debt. We refer to the exchange notes and exchange debentures to be registered under this exchange offer registration statement as "registered debt" in this prospectus. If the exchange offer is not consummated within a specified time period, TRW must pay additional interest to the holders of outstanding debt until the earlier of

         -  the consummation of the exchange offer, or

         - the date TRW causes a shelf registration statement covering resales of the outstanding debt to become effective.

         The purpose of this exchange offer is to fulfill TRW's obligations under the registration rights agreements to cause a registration statement allowing for registered debt to be issued in exchange for the outstanding debt.

SUMMARY OF THE EXCHANGE OFFER

Registration Rights       TRW sold the Notes Due 2002, the Notes Due 2004, the Notes Due 2009 and the
                          Debentures Due 2029 on May 26, 1999 to several initial purchasers. TRW sold the Notes due 2001 on June 18, 1999, in an unrelated transaction, to a different set of initial purchasers. The initial purchasers in each offering sold the outstanding debt to qualified institutional buyers and, in the case of the outstanding debt sold in the May Offering, non-U.S. persons. In connection with the sale of the outstanding debt to the respective sets of initial purchasers, TRW entered into a registration rights agreement with each set of initial purchasers.
                          Each of the registration rights agreements provide for the exchange offer.

                          You may exchange your outstanding debt for registered debt, which has substantially identical terms. The exchange offer satisfies TRW's obligations under each of the registration rights agreements. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your outstanding debt. Therefore, if you do not exchange your outstanding debt, you will not be able to reoffer, resell or otherwise dispose of your outstanding debt unless (1) you comply with the registration and prospectus delivery requirements of the Securities Act, or (2) the transaction is exempt from those Securities Act requirements.

The Exchange Offer        TRW is offering to exchange

                          -   $425 million total principal amount of its 6.45% Exchange Notes due 2001,
                          -   $400 million total principal amount of its 6 1/2% Exchange Notes Due 2002,
                          -   $700 million total principal amount of its 6 5/8% Exchange Notes Due 2004,
                          -   $750 million total principal amount of its 7 1/8% Exchange Notes Due 2009
                              and
                          -   $550 million total principal amount of its 7 3/4% Exchange Debentures Due
                              2029

                          which have been registered under the Securities Act, for, respectively, the outstanding

                          -   6.45% Notes due 2001,
                          -   6 1/2% Notes Due 2002,
                          -   6 5/8% Notes Due 2004,
                          -   7 1/8% Notes Due 2009 and
                          -   7 3/4% Debentures Due 2029.

                          To exchange your outstanding debt, you must properly tender it, and TRW must accept it. TRW will exchange registered debt for all outstanding debt that you validly tender and do not validly withdraw. TRW will issue registered debt promptly after the completion of the exchange offer.


Resales                 Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, TRW believes that you can offer for resale, resell or otherwise transfer the registered debt without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

                        (1)  you are not an "affiliate" of TRW;

                        (2)  you acquire the registered debt in the ordinary course of your business;

                        (3)  you have no arrangement or understanding with any person to participate in the distribution of the registered debt; and

                        (4)  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the registered debt.

                        If any of these conditions is not satisfied and you transfer any registered debt without delivering a proper prospectus or without qualifying for a registration exemption, you may have liability under the Securities Act.  TRW will not assume or indemnify you against that liability.

                        Each broker-dealer that receives registered debt for its own account in exchange for outstanding debt, where that outstanding debt was acquired by that broker-
                        dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of that registered debt.  A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the registered debt.

Expiration Date         The exchange offer expires at 5:00 p.m., New York City time, on ____________,
                        1999, unless TRW extends the exchange offer to allow additional tenders of outstanding debt.

Conditions to the       The exchange offer is subject to conditions which are described later in this
Exchange Offer          prospectus under "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for          TRW issued the outstanding debt as global securities registered in the name of
Tendering               Cede & Co., as nominee of The Depository Trust Company, commonly known as
Outstanding Debt        "DTC."  Beneficial interests in the outstanding debt, which are held by direct or indirect participants in DTC, are shown on records maintained in book-entry form by DTC.

                        You may tender your outstanding debt through book-entry transfer in accordance with DTC's Automated Tender Offer Program, or "ATOP."  To tender your outstanding debt by a means other than ATOP, a letter of transmittal must be completed and signed according to the instructions contained in the letter.
                        The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight courier.  In addition, before the expiration date of the exchange offer, you must deliver your outstanding debt to the exchange agent or comply with the procedures for guaranteed delivery.

                        Do not send letters of transmittal or certificates representing outstanding debt, if any, to TRW.  Send these documents only to the exchange agent.


Special Procedures          If you are a beneficial owner whose outstanding debt is registered in the name of
for Beneficial Owners       a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding debt in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions set forth elsewhere in this prospectus.

Withdrawal Rights           Tenders may be withdrawn at any time before the expiration date.

Appraisal or                Holders of outstanding debt do not have any appraisal or dissenters' rights in the
Dissenters' Rights          exchange offer.  If you do not tender your outstanding debt before the expiration date of the exchange offer, or TRW does not accept your tender because, among other things, you invalidly tendered it, you will not be entitled to any further exchange or registration rights under the registration rights agreement, except under limited circumstances.  However, the outstanding debt you hold will remain outstanding and entitled to the benefits of the Indenture.

Federal Income Tax          The exchange of outstanding debt for registered debt will not be a taxable
Considerations              exchange for United States Federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.

Use of Proceeds             TRW will not receive any proceeds from the issuance of the registered debt, and
                            TRW will pay the expenses of the exchange offer.

Exchange Agent              The Chase Manhattan Bank is serving as exchange agent in the exchange offer.
                            The mailing address of the exchange agent is 55 Water Street, Room 234, North
                            Building, New York, New York 10041.  For information about the exchange offer, call or fax the exchange agent at telephone number (212) 638-0828 or facsimile number (212) 638-7375.

Effect on Holders of        By making and consummating the exchange offer, TRW will have fulfilled a
Outstanding Debt            covenant contained in the registration rights agreement.  Accordingly, there will be no increase in the interest rate on the outstanding debt under the circumstances described in the registration rights agreements.

Consequences of             All untendered outstanding debt will continue to be subject to the restrictions on
Failure to Exchange         transfer provided for in the outstanding debt and in the Indenture.  In general, the outstanding debt may not be offered or sold, unless registered under the
                            Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  Other than in connection with the exchange offer, TRW does not intend to register the outstanding debt under the Securities Act.

SUMMARY OF TERMS OF THE REGISTERED DEBT

         The form and terms of the registered debt are the same as the form and terms of the outstanding debt, except that the registered debt

         (1)      will be registered under the Securities Act,

         (2)      will not bear legends restricting its transfer, and

         (3) will not contain the registration rights and related additional interest provisions contained in the outstanding debt.

The registered debt represents the same debt as the outstanding debt. Both the outstanding debt and the registered debt are governed by the Indenture.

Total Amount              $425,000,000 principal amount of 6.45% Exchange Notes due 2001,
                          $400,000,000 principal amount of 6 1/2% Exchange Notes Due 2002,
                          $700,000,000 principal amount of 6 5/8% Exchange Notes Due 2004,
                          $750,000,000 principal amount of 7 1/8% Exchange Notes Due 2009 and
                          $550,000,000 principal amount of 7 3/4% Exchange Debentures Due 2029

Interest                  Exchange Notes due 2001:  Interest will accrue from the date of initial issuance and will be payable on June 15 and December 15 of each year, beginning
                          December 15, 1999.  Holders of the Exchange Notes due 2001 will receive interest on December 15, 1999 from the date of initial issuance of the registered
                          Notes due 2001, plus an amount equal to the accrued, but unpaid, interest on the outstanding debt.

                          Exchange Notes Due 2002, Exchange Notes Due 2004, Exchange Notes Due 2009
                          and Exchange Debentures Due 2029:  Interest will accrue from the date of initial issuance and will be payable on June 1 and December 1 of each year, beginning
                          December 1, 1999.  Holders of these series of registered debt will receive interest on December 1, 1999 from the date of initial issuance of the registered debt, plus an amount equal to the accrued, but unpaid, interest on the outstanding debt.

Ranking                   The registered debt will be senior unsecured obligations of TRW and will rank equally with all other senior unsecured and unsubordinated indebtedness of
                          TRW.

Optional Redemption       The Exchange Notes due 2001 are not redeemable prior to maturity.

                          The Exchange Notes Due 2002 are not redeemable prior to maturity except under certain circumstances for tax reasons.

                          Each other series of registered debt will be redeemable as a whole or in part, at
                          TRW's option, at any time at a redemption price equal to the greater of:

                          (1)  100% of the principal amount of the registered debt to be redeemed; and

                          (2)  the sum of the present values of the remaining scheduled principal and interest payments, exclusive of any accrued interest, discounted, on a semiannual basis, at a rate equal to the sum of the applicable Treasury Rate
                               (as defined later in this prospectus) plus 15 basis points for the Exchange
                               Notes Due 2004, 20 basis points for the Exchange Notes Due 2009, and 25 basis points for the Exchange Debentures Due 2029,

                          plus, in each case, interest accrued but not paid to the date of redemption.

Payment of                For each series of registered debt other than the Exchange Notes due 2001, TRW
Additional Amounts        will pay additional interest if necessary so that the net payment of the principal of and interest on the registered debt to a Foreign Holder (as defined on page 51), after deducting or withholding for any present or future tax or other charge of the United States or a political subdivision or taxing authority of or in the
                          United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the registered debt to be then due and payable.
                          This obligation is subject to certain exceptions and limitations.


Redemption for Tax       If, as a result of changes in United States tax law or the official interpretation
Reasons                  thereof on or after May 26, 1999, TRW becomes obligated to pay additional amounts as described in the preceding section of this summary or if a substantial probability exists that TRW will be required to make those payments, TRW will be entitled to redeem the outstanding debt and the registered debt.  If TRW redeems the securities for that reason, the redemption price will be 100% of the principal amount plus accrued and unpaid interest to the date fixed for redemption.  This redemption right is subject to certain conditions and does not apply to the Notes due 2001.

Sinking Fund             None.

Form of the              The registered debt will be represented by one or more permanent global
Registered Debt          securities registered in the name of a nominee of DTC.  You will not receive notes or debentures in registered form unless one of the events set forth under the heading "Book-Entry; Delivery and Form -- Definitive Registered Securities"
                         occurs.  Instead, beneficial interests in the registered debt will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.


                                  RISK FACTORS

         Before you participate in the exchange offer, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with the other information in this prospectus, before deciding to participate in the exchange offer.

FAILURE TO EXCHANGE -- IF YOU CHOOSE NOT TO EXCHANGE THE OUTSTANDING DEBT YOU HOLD, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING DEBT COULD DECLINE.

         If you do not exchange the outstanding debt for registered debt under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding debt as set forth in the offering document distributed in connection with the offering of the outstanding debt. In general, the outstanding debt may not be offered or sold unless it is registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding debt under the Securities Act.

         The tender of outstanding debt under the exchange offer will reduce the outstanding principal amount of the outstanding debt, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding debt due to a reduction in liquidity.

LACK OF PUBLIC MARKET FOR THE REGISTERED DEBT -- YOU MAY NOT BE ABLE TO SELL THE REGISTERED DEBT.

         There is no existing market for the registered debt, and there can be no assurance as to the liquidity of any markets that may develop for the registered debt, your ability to sell your registered debt or the prices at which you would be able to sell your registered debt. Future trading prices of the registered debt will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We understand that the representatives of the initial purchasers of the outstanding debt currently intend to make a market in the registered debt. However, they are not obligated to do so and any market making may be discontinued at any time without notice. Each series of the outstanding debt, other than the Notes due 2001, is listed on the Luxembourg Stock Exchange. We have applied for listing of each series of the registered debt other than the Exchange Notes due 2001, on the Luxembourg Stock Exchange.

                                       TRW

         TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for private industry and the United States Government in two industry segments: Automotive and Aerospace & Information Systems. TRW's principal products and services include:

         -     automotive systems and components;

         -     spacecraft;

         -     software and systems engineering support services;

         -     electronic systems, equipment and services;

         -     information technology; and

         -     aerospace systems, products and services.

         TRW was incorporated under the laws of Ohio on June 17, 1916. TRW conducts its business directly and through a number of direct and indirect subsidiaries. TRW had approximately 127,000 employees as of March 31, 1999, including employees of the LucasVarity businesses.

ACQUISITION OF LUCASVARITY

         On May 10, 1999, TRW closed the acquisition of LucasVarity for an aggregate cash purchase price of approximately $6.8 billion. LucasVarity designs, manufactures and supplies advanced technology systems, products and services in the world's automotive and aerospace industries. LucasVarity had sales of approximately $7.088 billion for the year ended January 31, 1999, and total assets of approximately $7.453 billion as of January 31, 1999. TRW's tender offer for LucasVarity shares was declared unconditional as to acceptances on March 25, 1999, and LucasVarity is included in TRW's financial statements subsequent to that date.

         The automotive components industry is in a stage of consolidation and TRW believes that the leading participants in the industry will be those capable of delivering superior technology and systems on a global basis to customers who increasingly require total systems solutions. TRW believes that the combination of TRW and LucasVarity creates one of the world's leading automotive organizations, capable of providing its customers globally with advanced engineering and manufacturing capabilities. In TRW's view, the combination of TRW and LucasVarity offers a leading presence in a broad range of vehicle control and safety systems, including steering, brakes, occupant restraints and related electronics. TRW also believes that LucasVarity's position in aerospace systems in Europe and North America complements TRW's position in aerospace and information systems and offers substantial cross-selling opportunities. TRW expects to achieve in excess of $200 million in annual cost saving synergies by the end of 2001 in the combined businesses.

INTEGRATION OF LUCASVARITY BUSINESS INTO TRW

         On April 28, 1999, TRW announced a reorganization of its business into two segments: Automotive and Aerospace & Information Systems. TRW's and LucasVarity's automotive businesses were combined into TRW's Automotive segment and TRW's existing Space, Defense & Information Systems businesses were combined with LucasVarity's Aerospace business to form the Aerospace & Information Systems segment. This segment includes the following businesses: space and electronics, systems and information technology, aeronautical systems, formerly Lucas Aerospace, and telecommunications.

                                 BUSINESS OF TRW

AUTOMOTIVE

         TRW's Automotive segment designs, manufactures and sells a broad range of steering, suspension, engine, safety, engineered fastening, electronic, and other components and systems for passenger cars and commercial vehicles. These products include:

         - occupant restraint systems, including airbag and seat belt systems, steering wheels, and sensors;

         - steering systems, including hydraulic and electrically assisted power and manual rack and pinion steering for light vehicles, power steering systems and suspension components for commercial vehicles;

         - electrical and electronic controls, engineered fasteners and stud welding systems; and

         -  engine valves and valve train parts.

         TRW sells the products included in this industry segment primarily to automotive original equipment manufacturers. In addition, TRW sells its automotive components for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks.

         With the acquisition of LucasVarity, TRW's Automotive segment also includes the following:

         - light vehicle braking systems, which supplies braking systems and components to the world's major automotive manufacturers, with strengths in foundation brakes, actuation and rear-wheel and four-wheel anti-lock braking systems;

         - diesel systems, one of the world's largest manufacturers of diesel fuel injection systems. Its products range from mechanical rotary fuel pumps, fuel injectors and filters to fully-integrated electronically-controlled systems, such as common rail;

         - electrical and electronics systems, a supplier of advanced electronic controls, wiring and body electrical systems to the global automotive industry; and

         - aftermarket operations, a provider of comprehensive parts, service, technical and diagnostic support to both vehicle manufacturers and the global independent automotive aftermarket.

         On May 17, 1999, TRW announced that it will divest its engine businesses, which consist of TRW Engine Components and Lucas Diesel Systems operations; TRW Nelson Stud Welding; and the LucasVarity Wiring companies. Please read "Recent Developments--Planned Divestitures."

AEROSPACE & INFORMATION SYSTEMS

         TRW's Aerospace & Information Systems segment includes spacecraft, electronic systems, equipment components and services; systems integration and information technology systems, products and services and aeronautical systems.

         TRW's spacecraft and electronic systems include design, manufacture and services in the following areas:

         -      space systems for communications, strategic     -      high energy lasers for missile defense
                surveillance, space science and earth           -      industrial lasers
                observation

         -       onboard and ground data processing and         -      advanced integrated/modular avionics systems and
                 distribution systems                                  engineering
         -       telecommunications radio frequency circuits    -      space electronic payloads and instruments
                 and modules                                    -      spacecraft equipment and propulsion subsystems

         TRW's systems integration, systems engineering, software development and information technology systems products and services are in the following areas:

         -       military command and control                   -      financial and electronic commerce messaging
         -       strategic defense systems                             systems
         -       intelligence requirements management           -      nuclear waste management
         -       unmanned aerial vehicle systems                -      air traffic control
         -       reconnaissance and surveillance systems        -      health and human safety
         -       public safety systems                          -      warehousing
         -       modeling and simulation                        -      test and evaluation
         -       training                                       -      tax systems modernization
         -       telecommunications                             -      sensor data processing
         -       integrated supply chain solutions              -      signals analysis
         -       logistics                                      -      battle management control systems
         -       criminal justice

         TRW's aeronautical systems activities are in the following areas:

         -       engine controls                                -      hoists and winches
         -       power generation                               -      missile actuation
         -       flight controls                                -      repair and overhaul
         -       cargo systems

         TRW's telecommunications activities are focused on building a substantial commercial telecommunications business based upon the leading-edge technological assets created from TRW's role as an aerospace and government contractor.

         TRW sells and distributes its products and services in this industry segment principally to the United States Government, agencies of the United States Government, state, local and foreign governments and international and commercial customers.

         While classified projects are not discussed in this document or in any of the documents incorporated by reference herein, the operating results relating to classified projects are included in TRW's consolidated financial statements, and the business risks associated with those projects do not differ materially from those of other projects for the United States Government.


                               RECENT DEVELOPMENTS
RECENT FINANCIAL RESULTS

         On July 20, 1999, TRW announced financial results for the second quarter ended June 30, 1999. Sales for the second quarter, 1999 were $4.8 billion and net earnings were $139.8 million, or $1.14 per diluted share. Unusual and/or one time items included in net earnings included the following after tax amounts: a gain on the sale of shares of an affiliate of $51.7 million; automotive restructuring costs of $39.5 million; the reduction in profit of $12.7 million from the sale of the LucasVarity inventory which was valued at fair value as of the acquisition date; unrealized foreign exchange losses from hedges of $12.7 million; the amortization of the underwriting and participation fees to secure committed credit facilities to finance the acquisition of LucasVarity of $8.3 million; and an increase in profit from the discontinuation of depreciation for assets held for sale of $7.8 million. Without these items, net earnings would have been

$153.5 million, or $1.25 per diluted share. Sales, net earnings, and diluted earnings per share for the second quarter, 1998 were $3.0 billion, $125.8 million, and $1.00 per diluted share, respectively. The increase in sales, net earnings, and earnings per diluted share adjusted for the unusual and/or one time items resulted primarily from the acquisition of LucasVarity in the first quarter of 1999.

PLANNED DIVESTITURES

         On May 17, 1999, TRW announced that it will divest its engine businesses, which consist of TRW Engine Components and Lucas Diesel Systems operations; TRW Nelson Stud Welding; and the LucasVarity Wiring companies. Net proceeds from these divestitures, estimated to be $1.2 billion to $1.5 billion, will be applied to reduce debt incurred to finance the acquisition of LucasVarity. TRW expects to complete the divestitures of these businesses by year-end 1999. TRW has established a goal of reducing its net debt by year-end 2000 by approximately $2.5 billion, including divestiture proceeds.

         The unaudited pro forma financial information for the year ended December 31, 1998 and the quarter ended March 31, 1999 included sales of $1.98 billion and $485 million, respectively, relating to the businesses to be sold. Please read "Unaudited Pro Forma Statements of Operations."

INVESTMENT IN ASTROLINK

         On May 6, 1999, TRW announced that it will make a $250 million investment in Astrolink LLC, a strategic venture initiated by Lockheed Martin. In addition to TRW's investment, Lockheed Martin Global Telecommunications will invest $400 million, and Telespazio, a Telecom Italia Group company, will invest $250 million. With this funding, Astrolink will commence construction of a system that will make it the world's first global, on-demand, wireless broadband service provider, scheduled to offer service in 2003.

         Astrolink will focus on the high-growth area of broadband data services, carrying traffic for Internet, intranet, multimedia and corporate data networks. TRW will build the digital, packet-switched communications payloads for Astrolink's satellites, and will have the opportunity to be an Astrolink service provider. TRW's $250 million investment will be made in five installments over eighteen months.


                                 USE OF PROCEEDS

         TRW will not receive any proceeds from the exchange offer. In consideration for issuing the registered debt, TRW will receive in exchange outstanding debt of like principal amount, the terms of which are identical in all material respects to the registered debt. The outstanding debt surrendered in exchange for registered debt will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered debt will not result in any increase in TRW's indebtedness. TRW has agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of TRW
(1) at March 31, 1999, and (2) as adjusted to give effect to the issuance of the outstanding debt (and TRW's Floating Rate Notes due 2000, which were issued in the June Offering) and the use of the net proceeds from those issuances. This table should be read in conjunction with TRW's financial statements, the notes to the financial statements and other financial and statistical information included or incorporated by reference in this prospectus.

                                                                                             MARCH 31, 1999(a)
                                                                                                (UNAUDITED)
                                                                                             -----------------
                                                                                        ACTUAL           AS ADJUSTED
                                                                                        ------           -----------
                                                                                               (IN MILLIONS)
Short-term debt:
   Short-term debt (including current portion
      of long-term debt)............................................................    $  2,514            $  2,514
   Short-term payable for LucasVarity plc(b)........................................       2,899               2,889
                                                                                        --------            --------
         Total short-term debt......................................................    $  5,413            $  5,403
                                                                                        ========            ========
Long-term debt:
   Long-term payable for LucasVarity plc(b).........................................    $  3,359            $     --
   U.S. borrowings..................................................................         141                 141
   Non-U.S. borrowings..............................................................         163                 163
   Medium-term notes:
      6.05% Notes due 2005..........................................................         200                 200
      6.25% Notes due 2010..........................................................         150                 150
      6.65% Notes due 2028..........................................................         150                 150
      6.30% Notes due 2008..........................................................         100                 100
      9.35% Notes due 2020 (due 2000 at option of note holder)......................         100                 100
      9.375% Notes due 2021.........................................................         100                 100
      Other medium-term notes.......................................................         299                 299
   Outstanding Debt:
      6.45% Notes due 2001..........................................................          --                 425
      6 1/2% Notes Due 2002.........................................................          --                 400
      6 5/8% Notes Due 2004.........................................................          --                 700
      7 1/8% Notes Due 2009.........................................................          --                 750
      7 3/4% Debentures Due 2029....................................................          --                 550
   Floating Rate Notes due 2000.....................................................          --                 575
   Other ...........................................................................         260                 260
                                                                                        --------            --------
         Total long-term debt.......................................................    $  5,022            $  5,063
                                                                                        ========            ========
Minority interests in subsidiaries..................................................    $    131            $    131
Shareholders' investment:
   Serial Preference Stock II (5,000,000 shares, without par value,
      authorized; 105,559 issued and outstanding)...................................    $     --            $     --
   Common Stock (500,000,000 shares, par value $0.625 per share,
      authorized; 120,200,831 issued and outstanding)...............................          75                  75
   Other capital....................................................................         459                 459
   Retained earnings................................................................       1,991               1,991
   Treasury shares--cost in excess of par value.....................................        (625)               (625)
   Accumulated other comprehensive income (loss)....................................        (173)               (173)
                                                                                        --------            --------
         Total shareholders' investment.............................................    $  1,727            $  1,727
                                                                                        --------            --------
         Total capitalization.......................................................    $ 12,293            $ 12,324
                                                                                        ========            ========

(a) There has been no material change in the capitalization of TRW since March 31, 1999, other than as set forth in this prospectus.

(b) As of March 31, 1999, TRW had an unconditional obligation to pay LucasVarity shareholders for shares then tendered within no more than 14 days from the later of March 25, 1999, the day the tender offer was declared unconditional in all respects, or the date of valid acceptance. A portion of this obligation was reclassified based on TRW's intent and ability to refinance this obligation on a long-term basis. TRW issued commercial paper to raise funds to satisfy the payment obligation. TRW used the proceeds from the May Offering and the June Offering to reduce the amount of commercial paper outstanding. The net proceeds from the May Offering have been applied in this table to "Long-term debt--Long-term payable for LucasVarity plc." The net proceeds from the June Offering have been applied to this table to "Long-term debt -- Long-term payable for LucasVarity plc" and "Short-term debt -- Short-term payable for LucasVarity plc."


                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

         The following table shows the ratio of earnings to fixed charges of TRW and its subsidiaries. For purposes of this ratio, "earnings" consist of earnings before income taxes adjusted for minority interests in earnings of consolidated subsidiaries, plus fixed charges, less undistributed earnings of affiliates which are less than fifty percent owned by TRW. "Fixed charges" consist of interest on borrowed funds, amortization of debt discount and expense and one-third of rental expense which is representative of the interest factor.

                                                                YEAR ENDED DECEMBER 31,                THREE MONTHS
                                                 ------------------------------------------------         ENDED
                                                 1994       1995       1996       1997       1998     MARCH 31, 1999
                                                 ----       ----       ----       ----       ----     --------------
Ratio of earnings to fixed charges..........     3.9x       5.4x      3.4x(a)    2.9x(b)     5.2x        0.7x(c)

(a) The 1996 earnings from continuing operations before income taxes of $302 million includes a charge of $385 million as a result of actions taken in the automotive and space and defense businesses. Excluding this charge, the ratio of earnings to fixed charges would have been 7.1x.

(b) The 1997 earnings from continuing operations before income taxes of $240 million includes a $548 million earnings charge for purchased in-process research and development related to the acquisition of BDM International, Inc. Excluding this charge, the ratio of earnings to fixed charges would have been 7.2x.

(c) The earnings from continuing operations before income taxes of $7 million for the three months ended March 31, 1999 includes an $85 million earnings charge for purchased in-process research and development related to the acquisition of LucasVarity. Excluding this charge, the ratio of earnings to fixed charges would have been 2.1x.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

         The unaudited pro forma statements of operations for the year ended December 31, 1998 and for the quarter ended March 31, 1999 have been prepared to illustrate the effect of the acquisition of LucasVarity as if the acquisition had occurred on January 1, 1998 and January 1, 1999, respectively. Synergies and expected cost savings from the integration of LucasVarity with TRW's previously existing businesses have not been included in the pro forma statements of operations.

         The unaudited pro forma statement of operations presented for the year ended December 31, 1998 includes the historical financial results for the year ended December 31, 1998 for TRW and the year ended January 31, 1999 for LucasVarity. The unaudited pro forma statement of operations presented for the quarter ended March 31, 1999 includes the statement of operations for the quarter ended March 31, 1999 for TRW and the fourth quarter ended January 31, 1999 for LucasVarity. Unusual and/or one-time items recorded in the two month period ended March 31, 1999 for LucasVarity included primarily the investment banker fees of $21 million relating to TRW's acquisition of LucasVarity. The historical statements of operations for LucasVarity have been presented using U.S. Generally Accepted Accounting Principles (U.S. GAAP). The statements were translated from British pounds to U.S. dollars using an average exchange rate for the applicable period.

         The unaudited pro forma statements of operations include the adjustments, with a continuing impact, to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma statements of operations. The adjustments are based upon preliminary information and certain management judgments. Certain reclassifications have been reflected to conform to TRW's presentation. The purchase accounting adjustments are subject to revisions which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of operations or financial condition of TRW.

         The unaudited pro forma statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations which may occur in the future, or that would have occurred if the acquisition had been consummated on January 1, 1998 and January 1, 1999 for the statements of operations for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively. The unaudited pro forma statements of operations should be read in conjunction with the consolidated financial statements and notes thereto included in TRW's Annual Report on Form 10-K for the year ended December 31, 1998, the consolidated condensed unaudited financial statements and the notes thereto included in TRW's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and the consolidated financial statements and notes thereto of LucasVarity for the year ended January 31, 1999 included in TRW's Current Report on Form 8-K dated March 26, 1999, as amended on May 17, 1999, each incorporated into this prospectus by reference.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   -------------------------------------------
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                         TRW             LUCASVARITY
                                                    HISTORICAL AS       HISTORICAL AS          PRO FORMA           ADJUSTED
                                                      REPORTED            REPORTED            ADJUSTMENTS             TRW
                                                      --------            --------            -----------             ---

Sales..........................................        $11,886              $7,088               $  (10) (a)        $18,964
Cost of sales..................................          9,715               5,542                   93  (b)         15,350
                                                    ----------            --------              -------           ---------
Gross profit...................................          2,171               1,546                 (103)              3,614
Administrative and selling expenses............            826                 495                   --  (c)          1,321
Research and development expenses..............            522                 305                  (62) (d)            765
Interest expense...............................            114                  58                  450  (f)            622
Other expense (income)--net....................            (37)               (180)                  (5) (g)           (222)
                                                    ----------            --------              -------           ---------
Earnings from continuing operations before
   income taxes................................            746                 868                 (486)              1,128
Income taxes...................................            269                 315                 (182) (h)            402
                                                    ----------            --------              -------           ---------
Earnings from continuing operations............        $   477              $  553               $ (304)            $   726
                                                    ==========            ========              =======           =========

Per share of common stock
   Diluted
      From continuing operations...............        $  3.83                                                      $  5.84
   Basic
      From continuing operations...............        $  3.93                                                      $  5.98
Shares used in computing per share amounts
   Diluted.....................................          124.4                                                        124.4
   Basic.......................................          121.3                                                        121.3


          See Notes to the Unaudited Pro Forma Statement of Operations

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   -------------------------------------------
                      FOR THE QUARTER ENDED MARCH 31, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           TRW             LUCASVARITY
                                                      HISTORICAL AS       HISTORICAL AS          PRO FORMA         ADJUSTED
                                                        REPORTED            REPORTED            ADJUSTMENTS           TRW
                                                        --------            --------            -----------           ---

Sales .............................................      $3,097             $1,733              $(107) (a)           $4,723
Cost of sales......................................       2,618              1,340                (15) (b)            3,943
                                                        -------            -------            -------               -------
Gross profit.......................................         479                393                (92)                  780
Administrative and selling expenses................         184                123                (14) (c)              293
Research and development expenses..................         144                 81                (21) (d)              204
Purchased in-process research and development......          85                 --                (85) (e)               --
Interest expense...................................          43                 10                106  (f)              159
Other expense (income)--net........................          16               (152)               (31) (g)             (167)
                                                       --------            -------             ------               -------
Earnings from continuing operations before
   income taxes....................................           7                331                (47)                  291
Income taxes.......................................          35                117                (49) (h)              103
                                                       --------            -------            -------               -------
Earnings (loss) from continuing operations.........      $  (28)            $  214              $   2                $  188
                                                       ========            =======            =======               =======
Per share of common stock
   Diluted
      From continuing operations...................      $(0.24)                                                     $ 1.53
   Basic
      From continuing operations...................      $(0.24)                                                     $ 1.56
Shares used in computing per share amounts
   Diluted.........................................       120.1                                                       122.9
   Basic ..........................................       120.1                                                       120.1


          See Notes to the Unaudited Pro Forma Statement of Operations

            NOTES TO THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(a) Sales were adjusted to reflect the elimination of sales between TRW and LucasVarity of $10 million for the year ended December 31, 1998, and $1 million for the quarter ended March 31, 1999. In addition, Sales for the quarter ended March 31, 1999, were adjusted to eliminate $106 million of LucasVarity sales included in the "TRW Historical as Reported" amount for the period subsequent to the date of acquisition (March 25, 1999) to March 31, 1999.

(b) Cost of sales is adjusted to reflect the net amount of the following adjustments:

                                                                                       YEAR ENDED        QUARTER ENDED
                                                                                    DECEMBER 31, 1998   MARCH 31, 1999
                                                                                    -----------------   --------------
                                                                                               (IN MILLIONS)

         Elimination of LucasVarity Cost of sales included in the
              "TRW Historical as Reported" amount.....................................   $ --                     $(84)
         Reclassification of restructuring cost reported in LucasVarity
              historical accounts from Other expense (income)--net....................     73                       42
         Reclassification of engineering expenses from Research
              and development expenses to conform with TRW's presentation.............     62                       21
         Elimination of goodwill amortization reported in LucasVarity
              historical amounts......................................................    (55)                     (12)
         Additional depreciation resulting from the write-up of fixed assets to fair value.  The assets are depreciated over their estimated useful lives, primarily from 8 to 20 years.  The adjustment also includes the reduction in earnings to reflect the adjustment of
              the fair market value of inventory......................................     32                       23
         Capitalization of entry fees associated with an investment for
              aerospace partnering arrangements.......................................    (17)                      (6)
         Elimination of the cost and profit for sales between LucasVarity
              and TRW.................................................................    (10)                      (1)
         Adjustment for LucasVarity pension expense to reflect the actuarial
              valuation as of the acquisition date....................................      8                        2
                                                                                         ----                     ----
                                                                                         $ 93                     $(15)
                                                                                         ====                     ====

(c) Elimination of LucasVarity Administrative and selling expenses of $14 million included in the "TRW Historical as Reported" amount for the quarter ended March 31, 1999.

(d) Reclassification of $62 million and $21 million of engineering costs to Cost of sales for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively, to conform with TRW's presentation.

(e) Elimination of the charge for Purchased in-process research and development of $85 million in the quarter ended March 31, 1999 reported in connection with the acquisition of LucasVarity. Although the charge is part of the purchase price allocation, it has been excluded from the pro forma adjusted TRW amounts because it does not have a continuing impact on the Statement of Operations.

(f) Interest expense is adjusted to reflect the net amount of the following adjustments:

                                                                                       YEAR ENDED        QUARTER ENDED
                                                                                    DECEMBER 31, 1998   MARCH 31, 1999
                                                                                    -----------------   --------------
                                                                                              (IN MILLIONS)

         Increase in interest expense to reflect the cash purchase
              price of LucasVarity..................................................     $418                  $ 93
         Reclassification of LucasVarity's interest income to Other
              expense (income)--net.................................................       32                    13
                                                                                         ----                  ----
                                                                                         $450                  $106
                                                                                         ====                  ====

(g) Other expense (income)--net is adjusted to reflect the net amount of the following adjustments:

                                                                                       YEAR ENDED        QUARTER ENDED
                                                                                    DECEMBER 31, 1998   MARCH 31, 1999
                                                                                    -----------------   --------------
                                                                                                 (IN MILLIONS)

         Amortization over 40 years of goodwill resulting from the
              acquisition...........................................................     $73                  $18
         Reclassification of restructuring costs reported in LucasVarity's
              historical accounts to Cost of sales..................................     (73)                 (42)
         Reclassification of LucasVarity interest income from Interest
              expense...............................................................     (32)                 (13)
         Amortization of the fair value of identified intangibles over their
              estimated useful lives from 16 to 30 years............................      15                    4
         Elimination of the LucasVarity gain on the formation of a joint
              venture with TRW......................................................      12                   --
         Elimination of LucasVarity Other expense (income)--net included
              in the "TRW Historical as reported" amount............................      --                    2
                                                                                        ----                 ----
                                                                                        $ (5)                $(31)
                                                                                        ====                 ====

(h) Reduction in income taxes of $182 million and $49 million for the applicable tax effect of the before tax pro forma adjustments to the statement of operations for the year ended December 31, 1998, and the quarter ended March 31, 1999, respectively. For the year ended December 31, 1998, the pro forma adjustments do not reflect a tax cost of $20 million which would have occurred if TRW had acquired LucasVarity as of January 1, 1998. The $20 million tax cost represents unused foreign tax credits with the assumption that neither TRW nor LucasVarity would have paid certain dividends from their respective foreign subsidiaries.

         Unusual and/or one-time special items included in the historical statements of operations for TRW and LucasVarity for the year ended December 31, 1998 are set forth below. Excluding these items, the pro forma adjusted earnings from continuing operations would have been $579 million, or $4.65 per diluted share.

         -- an after-tax gain of $32 million from the settlement of certain patent litigation by ICO Global Communications (Holdings) Limited with TRW

         -- an after-tax charge of $22 million for litigation, contract reserves, and severance costs relating to the combination of TRW's Systems Integration Businesses with BDM International, Inc., a company acquired in 1997

         -- an after-tax charge of $18 million for restructuring primarily for plant closings and severance costs for TRW's Automotive businesses

         -- an after-tax benefit of $16 million for TRW's interest accrual adjustment for tax litigation settlement

         -- an after-tax charge for LucasVarity of $21 million for costs incurred for its proposed change of domicile

         -- an after-tax loss of $10 million recognized upon the termination of LucasVarity's interest rate swap portfolio

         -- net after-tax gains of $206 million relating to the sale of businesses during the year, including LucasVarity's heavy vehicle braking business

         -- after-tax charges of $36 million for restructuring related to LucasVarity's automotive businesses for the closure of two plants and severance costs, the loss associated with the termination of a product line within the aerospace business and fourth quarter restructuring costs relating to the merger of Lucas Industries and Varity Corporation.

         Unusual and/or one-time special items included in the historical statements of operations for TRW and LucasVarity for the quarter ended March 31, 1999 are set forth below. Excluding these items, the pro forma adjusted earnings from continuing operations and earnings per diluted share would have been $132 million and $1.07, respectively.

         -- after-tax gains of $19 million from the issuance of stock by RF Micro Devices, Inc., an affiliate of TRW, and $10 million from TRW's concurrent sale of stock of the affiliate

         -- an after-tax charge of $28 million for TRW's losses from a commercial fixed price contract and a capped cost reimbursable contract for the U.S. Army

         -- a non-recurring after-tax loss of $33 million on foreign currency hedges relating to the acquisition of LucasVarity

         -- an after-tax charge of $8 million for the underwriting and participation fees incurred to secure committed credit facilities and the cost of the unutilized credit line in anticipation of TRW's acquisition of LucasVarity

         -- an after-tax charge of $7 million for severance costs relating to the restructuring of TRW's automotive businesses

         -- a cost of $85 million, with no income tax benefit, for the valuation of in-process research and development associated with TRW's acquisition of LucasVarity. The cost is eliminated as a pro forma adjustment

         -- an after-tax gain of $129 million principally related to the sale of LucasVarity's heavy vehicle braking system business

         -- an after-tax charge of $26 million for restructuring for the automotive business of LucasVarity including the closure of two plants and severance costs.

         On May 17, 1999, TRW announced that it will divest its engine businesses, which consist of TRW Engine Components and Lucas Diesel Systems operations; TRW Nelson Stud Welding; and the LucasVarity Wiring companies. The estimated net proceeds from these divestitures of $1.2 to $1.5 billion will be applied to reduce debt incurred to finance the acquisition of LucasVarity. The unaudited pro forma statements of operations for the year ended December 31, 1998 and the quarter ended March 31, 1999 included sales of $1,980 million and $485 million, respectively, relating to the businesses to be sold. The results of operations of the businesses to be divested will be reported in Earnings from continuing operations up to the date of their disposition. TRW expects to complete the divestitures of these businesses by year-end 1999.

               UNAUDITED BALANCE SHEET OF TRW AS OF MARCH 31, 1999

         The following unaudited balance sheet of TRW includes the acquisition of LucasVarity accounted for as a purchase. The March 31, 1999 unaudited balance sheet of TRW includes the accounts of TRW and LucasVarity. The balance sheet also reflects a preliminary purchase price allocation based upon the estimated fair value of assets and liabilities as of the date of acquisition. A pro forma balance sheet is not included as the unaudited balance sheet of TRW as of March 31, 1999 includes LucasVarity.

                                     ASSETS
                                                                                                                TRW AS
                                                                                                               REPORTED
                                                                                                             -------------
                                                                                                             (IN MILLIONS)
Current assets
   Cash and cash equivalents..............................................................................     $ 1,058
   Accounts receivable....................................................................................       2,826
   Inventories............................................................................................       1,123
   Prepaid expenses.......................................................................................         275
   Net assets of acquired businesses held for sale........................................................         739
   Deferred income taxes..................................................................................         326
                                                                                                              --------
Total current assets......................................................................................       6,347
Property, plant, and equipment--on the basis of cost......................................................       7,986
   Less accumulated depreciation and amortization.........................................................       3,890
                                                                                                              --------
Total property, plant and equipment--net..................................................................       4,096
Intangible Assets
   Intangibles arising from acquisitions..................................................................       3,759
   Other .................................................................................................         780
                                                                                                              --------
                                                                                                                 4,539
   Less accumulated amortization..........................................................................         150
                                                                                                              --------
Total intangible assets--net..............................................................................       4,389
Investments in affiliated companies.......................................................................         335
Other notes and accounts receivable.......................................................................         349
Prepaid pension cost......................................................................................       2,198
Other assets..............................................................................................         437
                                                                                                              --------
                                                                                                               $18,151
                                                                                                              ========
                    LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities
   Short-term debt........................................................................................     $ 1,837
   Short-term payable for LucasVarity plc.................................................................       2,899
   Accounts payable.......................................................................................       1,614
   Current portion of long-term debt......................................................................         677
   Other current liabilities..............................................................................       1,890
                                                                                                              --------
Total current liabilities.................................................................................       8,917
Long-term liabilities.....................................................................................       1,764
Long-term payable for LucasVarity plc.....................................................................       3,359
Long-term debt............................................................................................       1,663
Long-term deferred income taxes...........................................................................         590
Minority interests in subsidiaries........................................................................         131
Shareholders' investment
   Capital stock..........................................................................................          75
   Other capital..........................................................................................         459
   Retained earnings......................................................................................       1,991
   Treasury shares--cost in excess of par value...........................................................        (625)
   Accumulated other comprehensive (loss).................................................................        (173)
                                                                                                              --------
Total shareholders' investment............................................................................       1,727
                                                                                                              --------
                                                                                                               $18,151
                                                                                                              ========

         On May 17, 1999, TRW announced that it will divest its engine businesses, which consist of TRW Engine Components and Lucas Diesel Systems operations; TRW Nelson Stud Welding; and the LucasVarity Wiring companies. The net operating assets of the LucasVarity businesses to be sold of $739 million as of March 31, 1999 are included in the caption "Net assets of acquired businesses held for sale." The net assets of the TRW businesses to be sold are approximately $330 million and are reported in their respective balance sheet accounts.

PURCHASE PRICE ALLOCATION OF LUCASVARITY

         The assets and liabilities of LucasVarity have been consolidated with TRW based upon the fair value of assets and liabilities. The fair value of employee benefit assets and liabilities were determined by a preliminary actuarial valuation. A preliminary allocation of the cash purchase price of $6,778 million is as follows:

                                                                                                        LUCASVARITY
                                                                                                   AS OF MARCH 31, 1999
                                                                                                   --------------------
                                                                                                       (IN MILLIONS)

Cash and cash equivalents..........................................................................   $      774
Accounts receivable................................................................................          888
Inventory..........................................................................................          552
Net assets of businesses held for sale.............................................................          739
Other current assets...............................................................................          285
                                                                                                      ----------
Total current assets...............................................................................        3,238
Property, plant and equipment......................................................................        1,531
Intangible assets..................................................................................          413
Prepaid pension costs..............................................................................        2,198
Other assets.......................................................................................          414
                                                                                                      ----------
Total assets.......................................................................................   $    7,794
                                                                                                      ==========

Accounts payable...................................................................................   $     (686)
Other accruals.....................................................................................         (798)
Debt...............................................................................................         (938)
Long-term liabilities..............................................................................         (932)
Long-term deferred taxes...........................................................................         (631)
                                                                                                      ----------
Total liabilities..................................................................................   $   (3,985)
                                                                                                      ==========

Minority Interests.................................................................................   $      (39)
                                                                                                      ==========

Purchased in-process research and development......................................................   $       85
                                                                                                      ==========

Excess of purchase price over fair value of net assets acquired....................................   $    2,923
                                                                                                      ==========

         The purchase price allocation is preliminary and is subject to the final appraisal and resolution of preacquisition contingencies and restructuring.

                             SELECTED FINANCIAL DATA

                                    TRW INC.

         The following summary historical consolidated financial information for each of the five years in the period ended December 31, 1998, is derived from TRW's consolidated financial statements. The consolidated financial statements for each of the five years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors. The summary historical consolidated financial information for the three-month periods ended March 31, 1998 and 1999, is derived from unaudited consolidated condensed financial statements which include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1999, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The table should be read in conjunction with the consolidated financial statements and notes thereto included in TRW's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and the consolidated condensed financial statements and notes thereto included in TRW's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, incorporated into this prospectus by reference.

                                                                                                          THREE MONTHS
                                                                                                         ENDED MARCH 31,
                                                            YEAR ENDED DECEMBER 31,                        (UNAUDITED)
                                                 -------------------------------------------------       ---------------
                                                 1994       1995        1996       1997       1998       1998       1999
                                                 ----       ----        ----       ----       ----       ----       ----
                                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Sales ....................................    $8,491     $9,568      $9,857    $10,831    $11,886    $3,095    $ 3,097
  Gross profit..............................     1,555      1,711       1,481      2,005      2,171       520        479
  Interest expense..........................       105         95          84         75        114        38         43
  Earnings from continuing operations
    before income taxes.....................       436        625         302        240        746       204          7
  Earnings (loss) from
    continuing operations...................       277        395         182        (49)       477       129        (28)
  Discontinued operations:
    Earnings from operations................        56         51          38         --         --        --         --
    Gain on disposal........................        --         --         260         --         --        --         --
  Net earnings (loss).......................       333        446         480        (49)       477       129        (28)
  Diluted earnings (loss) per share--
    continuing operations...................      2.09       2.94        1.37      (0.40)      3.83      1.03      (0.24)
  Basic earnings (loss) per share--
    continuing operations...................      2.14       3.02        1.41      (0.40)      3.93      1.05      (0.24)

BALANCE SHEET DATA:
  Total assets..............................     5,435      5,670       5,899      6,410      7,169     6,899     18,151
  Short-term debt...........................       122        133          52        411        839       694      4,736 (a)
  Long-term debt............................       693        539         458      1,117      1,353     1,423      5,022 (a)
  Long-term liabilities.....................       796        779         767        788        826       826      1,764
  Retained earnings.........................     1,384      1,693       1,980      1,778      2,021     1,844      1,991
OTHER DATA:
  Depreciation and amortization of
    property, plant and equipment...........       382        415         443        476        520       125        128
  EBITDA(b).................................       932      1,144         838        805      1,426       377        192
  Adjusted EBITDA(c)........................       932      1,144       1,205      1,353      1,426       377        277
  Capital expenditures--property,
    plant and equipment ....................       488        466         500        549        544       119         98
  Cash dividends declared per share
    of common stock.........................     0.985       1.05        1.17       1.24       1.28        --         --
  Shares used in computing per
    share amounts:
    Diluted.................................     132.9      134.4       132.8      123.7      124.4     126.2      120.1
    Basic...................................     129.2      130.6       128.7      123.7      121.3     122.6      120.1

(a) As of March 31, 1999, TRW had an unconditional obligation to pay LucasVarity shareholders for shares then tendered within no more than 14 days from the later of March 25, 1999, the day the tender offer was declared unconditional in all respects, or the date of valid acceptance. $2,899 million of this obligation is reflected as a Short-term payable for LucasVarity plc. The balance of $3,359 million has been classified as a Long-term payable for LucasVarity plc based on TRW's intent and ability to refinance this obligation on a long-term basis.

(b) EBITDA is earnings from continuing operations before income taxes plus interest expense, depreciation, and amortization including other intangibles.

(c) Adjusted EBITDA is earnings from continuing operations before income taxes plus interest expense, depreciation, and amortization including other intangibles, and excludes certain one-time charges as follows:

         - The 1996 earnings from continuing operations before income taxes of $302 million includes a charge of $385 million as a result of actions taken in the automotive and space and defense businesses.

         - The 1997 earnings from continuing operations before income taxes of $240 million includes a $548 million earnings charge for purchased in-process research and development related to the acquisition of BDM International, Inc.

         - The earnings from continuing operations before income taxes of $7 million for the three months ended March 31, 1999 includes an $85 million earnings charge for purchased in-process research and development related to the acquisition of LucasVarity.

                                 LUCASVARITY PLC

         The following summary historical consolidated financial information for the following periods: the years ended January 31, 1999 and 1998, and the six months ended January 31, 1997, which includes the results for LucasVarity and Lucas Industries for six months and Varity for five months, and the year ended July 31, 1996, which includes the results for LucasVarity for the two months ended July 31, 1996, and Lucas Industries for the year ended July 31, 1996, is reported in accordance with U.S. generally accepted accounting principles. The table should be read in conjunction with the consolidated financial statements and notes thereto included in TRW's Current Report on Form 8-K filed on March 26, 1999, as amended on May 17, 1999, incorporated into this prospectus by reference. The consolidated financial statements for each of the two years in the period ended January 31, 1999, have been audited by KPMG Audit Plc. The consolidated financial statements of LucasVarity for the six month period ended January 31, 1997, have been audited jointly by KPMG Audit Plc and Ernst & Young. The consolidated financial statements of LucasVarity as of July 31, 1996, and the year ended July 31, 1996, have been audited by Ernst & Young. The consolidated balance sheet data has been translated using the noon buying rate certified for customs purposes by the Federal Reserve Bank of New York as of January 31, 1999 and 1998 for the applicable year. The consolidated income statement data has been translated at the average rate for the year.

                                                        SIX MONTHS
                                          YEAR ENDED      ENDED                       YEAR ENDED JANUARY 31,
                                           JULY 31,     JANUARY 31,      -------------------------------------------------
                                             1996          1997                   1998                       1999
                                         ------------   -----------      ---------------------       ---------------------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                            (POUND)       (POUND)       (POUND)           $         (POUND)           $
                                                                                    (UNAUDITED)                (UNAUDITED)

INCOME STATEMENT DATA:
Sales ....................................   2,989         1,841         4,018          6,590         4,270         7,088
Gross profit(a)...........................     675           381           885          1,452           931         1,546
Interest expense..........................      58            32            64            105            57            95
Income before income taxes, earnings
   of associated companies, minority
   interests and discontinued operations..     220           (31)          243            399           536           890
Income before discontinued
   operations.............................     110           (66)          148            243           333           553
Net income (loss).........................     110           (51)          180            295           374           621
Diluted earnings per share--
   Continuing operations..................    12.3          (4.9)         10.3           0.17          23.3          0.38
   Discontinued operations................      --           1.1           2.2           0.04           2.9          0.05
                                             -----         -----         -----          -----         -----         -----
   Total .................................    12.3          (3.8)         12.5           0.21          26.2          0.43
BALANCE SHEET DATA:
Cash and cash equivalents.................     241           192           116            190           606           994
Total assets..............................   2,620         4,430         4,509          7,395         4,545         7,453
Long-term debt............................     392           322           315            517           334           548
Long-term liabilities.....................     n/a           623           576            945           553           907
Total shareholders' equity................     910         2,139         2,099          3,442         2,431         3,987
OTHER DATA:
Depreciation and amortization.............     102           104           177            290           192           319
EBITDA(b).................................     380           105           484            794           785         1,304
Adjusted EBITDA(c)........................     426           260           574            942           688         1,143
Capital expenditures......................     131           112           232            380           274           455
Cash dividends declared per
   share of common stock (pence)..........    11.9p          --            4.5p                        4.75p
Ratio of earnings to fixed
   charges(d).............................     4.2x         0.2x           4.1x                         9.1x

n/a -- Financial data not available

(a) Gross profit is calculated as sales less cost of goods sold. It does not include engineering and product development costs or restructuring charges.

(b) EBITDA is income before income taxes, earnings of associated companies, minorities' interests and discontinued operations plus interest expense, depreciation, and amortization.

(c) Adjusted EBITDA is income before income taxes, earnings of associated companies, minorities' interests and discontinued operations plus interest expense, depreciation, and amortization and excludes costs of proposed change in domicile, net restructuring charges and the gain or loss on the sale of businesses, investments and fixed assets.

(d) For purposes of this ratio, "earnings" is income before income taxes, earnings of associated companies, minority interests, discontinued operations and fixed charges. "Fixed charges" consist of interest expense and one-third of hire of plant and equipment plus property rentals which is representative of the interest factor.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         TRW entered into a registration rights agreement with Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the initial purchasers of the outstanding debt issued in the May Offering. At the closing of the sale of the Notes due 2001, TRW entered into a registration rights agreement with Goldman, Sachs & Co., as representative of the initial purchasers of the Notes due 2001. Under these registration rights agreements, TRW agreed to file a registration statement regarding the exchange of the outstanding debt for registered debt with terms identical in all material respects. TRW also agreed to use its reasonable best efforts to cause that registration statement to become effective with the SEC. A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

         TRW is conducting the exchange offer to satisfy its contractual obligations under the registration rights agreements. The form and terms of the registered debt are the same as the form and terms of the outstanding debt, except that the registered debt will be registered under the Securities Act, and the registered debt will not contain terms with respect to transfer restrictions, registration rights or additional interest for failure to observe certain obligations in the registration rights agreement. The exchange offer is not extended to holders of outstanding debt in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER

         TRW is offering to exchange up to $2.825 billion total principal amount of registered debt for a like total principal amount of outstanding debt. The outstanding debt must be tendered properly on or before the expiration date of the exchange offer and not withdrawn. In exchange for outstanding debt properly tendered and accepted, TRW will issue a like total principal amount of up to $2.825 billion in registered debt.

         The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding debt. As of the date of this prospectus, $2.825 billion total principal amount of outstanding debt is outstanding.

         Holders of the outstanding debt do not have any appraisal or dissenters' rights in the exchange offer. If holders do not tender outstanding debt or tender outstanding debt that TRW does not accept, their outstanding debt will remain outstanding. Any outstanding debt will be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

         After the expiration date of the exchange offer, TRW will return to the holder any tendered outstanding debt that TRW did not accept for exchange due to, among other things, an invalid tender.

         Holders exchanging outstanding debt will not have to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes. TRW will pay the charges and expenses, other than applicable taxes in the exchange offer.

         Neither TRW nor TRW's Board of Directors recommends that you tender or not tender your outstanding debt in the exchange offer. In addition, TRW has not authorized anyone to make any recommendation about the exchange offer. You must decide whether to tender your outstanding debt in the exchange offer and, if so, the aggregate amount of the outstanding debt to tender.

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

         As used in this prospectus, the "expiration date" of the exchange offer is 5:00 p.m., New York City time, on ___________, 1999, unless TRW extends the exchange offer to allow additional tenders of outstanding debt, in which case the expiration date will be the latest date to which the exchange offer is extended.

         TRW has the right, in accordance with applicable law, at any time to:

         - terminate the exchange offer if TRW determines that any of the conditions to the exchange offer have not occurred or have not been satisfied;

         - extend the expiration date of the exchange offer and keep all outstanding debt tendered other than outstanding debt properly withdrawn; and/or

         -  waive any condition or amend the terms of the exchange offer.

         If TRW exercises any of the rights listed above, it will promptly give oral or written notice of the action to the exchange agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF REGISTERED DEBT

         TRW will issue registered debt to the exchange agent for outstanding debt tendered and accepted, and not withdrawn, promptly on or after the expiration date. The exchange agent may not deliver the registered debt to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

         TRW will be deemed to have exchanged outstanding debt validly tendered and not withdrawn when TRW gives oral or written notice to the exchange agent of their acceptance. The exchange agent is an agent for TRW for purposes of receiving tenders of outstanding debt, letters of transmittal and related documents. The exchange agent also is an agent for tendering holders for purposes of receiving outstanding debt, letters of transmittal and related documents and transmitting registered debt to validly tendering holders. If for any reason, TRW

         -  delays the acceptance or exchange of any outstanding debt,

         -  extends the exchange offer, or

         -  is unable to accept or exchange outstanding debt,

then any outstanding debt previously tendered will remain subject to the exchange offer and may be accepted for exchange by TRW. Tendered outstanding debt may be withdrawn only by following the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

         In tendering outstanding debt, you must warrant in the letter of transmittal or in an "agent's message," as described below, that:

         - you have full power and authority to tender, exchange, sell, assign and transfer your outstanding debt;

         - TRW will acquire good, marketable and unencumbered title to the tendered outstanding debt, free and clear of all liens, restrictions, charges and encumbrances; and

         - the outstanding debt tendered for exchange is not subject to any adverse claims or proxies.

         You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by TRW or the exchange agent to complete the exchange, sale, assignment, and transfer of the outstanding debt and that you will comply with your obligations under the registration rights agreement.

PROCEDURES FOR TENDERING OUTSTANDING DEBT

         VALID TENDER

         You may tender your outstanding debt by book-entry transfer or, if you hold certificated securities, by other means, as described below. For book-entry transfer, you must deliver to the exchange agent either (1) a completed and signed letter of transmittal or (2) an "agent's message." An agent's message means a message transmitted by DTC, received by the exchange agent and forming part of a confirmation of a book-entry confirmation, that:

         - DTC has received an express acknowledgment in its Automated Tender Offer Program that it is tendering outstanding debt that is the subject of the book-entry confirmations;

         - the tendering participant has received and agrees to be bound by the letter of transmittal, or, in the case of an agent's message related to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

         -  TRW may enforce the letter of transmittal against that participant.

         You must deliver your letter of transmittal or the agent's message by mail, facsimile, hand delivery or overnight courier to the exchange agent on or before the expiration date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the outstanding debt into the exchange agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of the transfer, or (2) follow the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

         If you tender less than all of your outstanding debt, you should fill in the principal amount of each series of outstanding debt tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, TRW will assume you are tendering all outstanding debt that you hold.

         For tendering your outstanding debt other than by book-entry transfer, you must deliver a completed and signed letter of transmittal to the exchange agent. You must deliver the letter of transmittal by mail, facsimile, hand delivery or overnight courier to the exchange agent on or before the expiration date. In addition, to complete a valid tender you must either (1) deliver your outstanding debt to the exchange agent on or before the expiration date, or (2) follow the guaranteed delivery procedures set forth below under "--Guaranteed Delivery Procedures."

         Delivery of required documents by whatever method you choose is at your sole risk. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery of the documents to the exchange agent. If delivery is made by mail, then registered mail, return receipt requested, properly insured, or an overnight delivery service is recommended. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date.

         SIGNATURE GUARANTEES

         You do not need to endorse certificates for the outstanding debt or provide signature guarantees on the letter of transmittal, unless (1) someone other than the registered holder tenders the certificate or (2) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (1) or (2) above, you must sign your outstanding debt or provide a properly executed bond power, with the signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution."

         An "eligible guarantor institution" includes: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

         GUARANTEED DELIVERY PROCEDURES

         If the certificates for the outstanding debt are not immediately available or all required documents are unlikely to reach the exchange agent on or before the expiration date, or if a book-entry transfer cannot be completed in time, you may tender your outstanding debt if you comply with the following guaranteed delivery procedures:

         -  you tender through an eligible guarantor institution;

         - you deliver a properly completed and signed notice of guaranteed delivery, like the form provided with the letter of transmittal, to the exchange agent on or before the expiration date; and

         - you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed letter of transmittal to the exchange agent within three New York Stock Exchange trading days after the notice of guaranteed delivery is executed.

         You may deliver the notice of guaranteed delivery by hand, facsimile or mail to the exchange agent and you must include a guarantee by an eligible guarantor institution in the form described in the notice.

         TRW's acceptance of properly tendered outstanding debt is a binding agreement between the tendering holder and TRW upon the terms and subject to the conditions of the exchange offer.

DETERMINATION OF VALIDITY

         TRW will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding debt. TRW's resolution of these questions and TRW's interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, are final and binding on all parties. A tender of outstanding debt is invalid until all irregularities have been cured or waived. TRW, its affiliates or assigns, and the exchange agent are not under any obligation to give notice of any irregularities in tenders and none of them will be liable for failing to give any such notice. TRW reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. TRW also reserves the absolute right to waive any of the conditions of the exchange offer or any condition or irregularity in the tender of outstanding debt by any holder. TRW need not waive similar conditions or irregularities in the case of other holders.

         If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by TRW, the person must submit proper evidence satisfactory to TRW, in its sole discretion, of his or her authority to so act.

         A beneficial owner of outstanding debt that is held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the exchange offer.

RESALES OF REGISTERED DEBT

         TRW is exchanging the registered debt for outstanding debt based upon the position of the SEC's staff, set forth in interpretive letters to third parties in other similar transactions. TRW will not seek its own interpretive letter. As a result, TRW cannot assure you that the SEC's staff will take the same position on this exchange offer as it did in interpretive letters to other parties. Based on the SEC staff's letters to other parties, TRW believes that holders of registered debt, other than broker-dealers, can offer the registered debt for resale, resell and otherwise transfer the registered debt without delivering a prospectus to prospective purchasers, other than as described below.

         Any holder of outstanding debt who is an "affiliate" of TRW or who intends to distribute registered debt, or any broker-dealer who purchased outstanding debt from TRW for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

         - cannot rely on the SEC staff's interpretations in the above-mentioned interpretive letters;

         -  cannot tender outstanding debt in the exchange offer; and

         - must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the outstanding debt, unless the sale is exempt from those requirements.

         If any broker-dealer acquired outstanding debt for its own account as a result of market-making or other trading activities and exchanges the outstanding debt for registered debt, the broker-dealer must deliver a prospectus with any resales of the registered debt.

         If you want to exchange your outstanding debt for registered debt, you will be required to affirm that:

         - you are not an "affiliate" of TRW, as defined in Rule 405 of the Securities Act;

         - you are acquiring the registered debt in the ordinary course of your business;

         - you have no arrangement or understanding with any person to participate in a "distribution," within the meaning of the Securities Act, of the registered debt; and

         - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a "distribution," within the meaning of the Securities Act, of the registered debt.

         In addition, TRW may require you to provide information regarding the number of "beneficial owners," within the meaning of Rule 13d-3 under the Exchange Act, of the outstanding debt. Each broker-dealer that receives registered debt for its own account must acknowledge that it acquired its outstanding debt for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered debt. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act.

         Based on the SEC staff's position in certain interpretive letters, TRW believes that broker-dealers who acquired outstanding debt for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the registered debt with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this prospectus to satisfy the requirements. TRW has agreed that, for a period of 90 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         A broker-dealer intending to use this prospectus in the resale of registered debt must notify TRW, on or prior to the expiration date, that it is a participating broker-dealer. This notice may be given in the letter of transmittal or may be delivered to the exchange agent. Any participating broker-dealer that is an "affiliate" of TRW may not rely on the SEC staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling its registered debt.

WITHDRAWAL RIGHTS

         You can withdraw tenders of outstanding debt at any time on or before the expiration date of the exchange offer.

         For a withdrawal to be effective, you must deliver a written or facsimile transmission of a "notice of withdrawal" to the exchange agent on or before the expiration date. The notice of withdrawal must specify

         - the name of the person tendering the outstanding debt to be withdrawn,

         -  the total principal amount of outstanding debt withdrawn, and

         - the name of the registered holder of the outstanding debt if it is different from the name of the person tendering the outstanding debt.

         If you delivered outstanding debt to the exchange agent, you must submit the serial numbers of the outstanding debt to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of outstanding debt tendered for the account of an eligible guarantor institution. If you tendered outstanding debt as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding debt and you must deliver the notice of withdrawal to the exchange agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding debt properly withdrawn may again be tendered at any time on or before the expiration date.

         TRW will determine all questions regarding the validity, form and eligibility of withdrawal notices. TRW's determination will be final and binding on all parties. None of TRW, any of its affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice. Withdrawn outstanding debt will be returned to the holder after withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

         If the exchange offer violates applicable law or any applicable interpretation of the SEC's staff or a court or governmental agency has issued an injunction, order or decree that would prohibit, prevent or otherwise materially impair TRW's ability to proceed with the exchange offer, then TRW may

         - terminate the exchange offer, whether or not any outstanding debt has been accepted for exchange,

         -  waive any condition to the exchange offer, or

         -  amend the terms of the exchange offer in any respect.

TRW's failure at any time to exercise any of these rights will not waive those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

         If TRW consummates the exchange offer, it must accept all outstanding debt validly tendered in accordance with the terms of the exchange offer.

EXCHANGE AGENT

         TRW appointed The Chase Manhattan Bank as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Holders should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent as follows:

                      Delivery To: The Chase Manhattan Bank

       By Mail, Hand or Overnight Delivery:    By Facsimile Transmission:

       The Chase Manhattan Bank                (For Eligible Institutions Only)
       55 Water Street                                   (212) 638-7375
       Room 234, North Building
       New York, New York 10041                Confirm by Telephone:
       Attention: Carlos Esteves               Carlos Esteves (212) 638-0828

                              For Information Call:

                                 (212) 638-0828

         IF YOU DELIVER LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THOSE LISTED ABOVE, YOUR TENDER IS INVALID.

         The Chase Manhattan Bank also serves as trustee under the Indenture.

FEES AND EXPENSES

         TRW will pay the cash expenses incurred in connection with the exchange offer, including the expenses of soliciting tenders. The expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others. The principal solicitation for tenders is being made by mail. Additional solicitations, however, may be made by TRW's officers and employees in person, by telegraph or telephone.

         TRW has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. TRW will pay the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

         TRW will pay the transfer taxes for the exchange of the outstanding debt in the exchange offer. If, however, certificates for registered debt are delivered to or issued in the name of a person other than the registered holder of the tendered outstanding debt, or if a transfer tax is imposed for any reason other than for the exchange of outstanding debt in the exchange offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the letter of transmittal, the taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

         The registered debt will be recorded at the same carrying value as the outstanding debt. Accordingly, TRW will not recognize any gain or loss for accounting purposes. TRW intends to amortize the expenses of the exchange offer and issuance of the outstanding debt over the respective terms of each series of the registered debt.

                       DESCRIPTION OF THE REGISTERED DEBT

         The outstanding debt was, and the registered debt will be, issued as separate series under an indenture dated as of May 1, 1986, as supplemented and amended by the First Supplemental Indenture dated as of August 24, 1989, the Second Supplemental Indenture dated as of June 2, 1999, the Third Supplemental Indenture dated as of June 2, 1999, the Fourth Supplemental Indenture dated as of June 2, 1999, the Fifth Supplemental Indenture dated as of June 2, 1999, and the Sixth Supplemental Indenture dated as of June 23, 1999 (as so supplemented and amended, the "Indenture"), between TRW and The Chase Manhattan Bank, as successor trustee to Mellon Bank, N.A. Except as set forth below, the provisions of the Indenture apply to all of the outstanding debt and all of the registered debt.

         The following description is a summary of the material provisions of the Indenture with respect to the registered debt. It does not restate the Indenture in its entirety. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the registered debt are the same as the terms of the outstanding debt, except that (1) TRW registered the registered debt under the Securities Act, and, unlike the outstanding debt, its transfer is not restricted and (2) holders of the registered debt are not entitled to certain rights under the registration rights agreement. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the registered debt. In this description, references to "TRW" mean TRW Inc., alone and not together with any of its subsidiaries.

BASIC TERMS

         The registered debt will have the following terms:


                                         Principal       Interest
                                         Amount          Rate       Maturity Date
                                         ------------    --------   -------------
         Exchange Notes due 2001         $425,000,000    6.45%      June 15, 2001
         Exchange Notes Due 2002         $400,000,000    6 1/2%     June 1, 2002
         Exchange Notes Due 2004         $700,000,000    6 5/8%     June 1, 2004
         Exchange Notes Due 2009         $750,000,000    7 1/8%     June 1, 2009
         Exchange Debentures Due 2029    $550,000,000    7 3/4%     June 1, 2029

         At maturity, each series of registered debt will be repaid at par. Except for the Notes due 2001, each series of the outstanding debt is listed on the Luxembourg Stock Exchange. Application has been made to list each series of the registered debt, other than the Exchange Notes due 2001, on the Luxembourg Stock Exchange.

         Each series of the registered debt will be senior indebtedness of TRW, ranking on a parity with all other unsecured senior indebtedness of TRW.

         The registered debt will bear interest from its date of issuance. Interest is payable semiannually on June 1 and December 1 of each year commencing on December 1, 1999, at the rates set forth above, except for the Exchange Notes due 2001. Interest on the Exchange Notes due 2001 is payable on June 15 and December 15 of each year, commencing on December 15, 1999, at the rate of 6.45% per annum. The holders of outstanding debt that is accepted for exchange will receive, in cash, accrued interest on the outstanding debt to, but not including, the issuance date of the registered debt. That interest will be paid with the first interest payment on the registered debt. Consequently, holders who exchange their outstanding debt for registered debt will receive the same interest payment on December 1, 1999, or December 15, 1999 with respect to the Exchange Notes due 2001, which is the first interest payment date with respect to the outstanding debt, that they would have received had they not accepted the exchange offer. Interest on the outstanding debt accepted for exchange will cease to accrue upon issuance of the registered debt.

         Interest on the registered debt will be payable in United States dollars at the office or agency of the trustee in the Borough of Manhattan, the City of New York, New York, or at TRW's option in the event the registered debt is not represented by global securities, by check mailed to the address of the registered holder at the close of business on the May 15 or November 15, or May 31 or November 30 in the case of the Exchange Notes due 2001, preceding the interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payment of the principal on definitive registered securities, if any are issued, will be payable against remittance of a definitive registered security at the office of Bankers Trust Luxembourg, or the office of such other person located in Luxembourg and reasonably acceptable to the trustee appointed as additional paying and transfer agent.

         Any definitive registered securities will be issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof.

OPTIONAL REDEMPTION

         The Exchange Notes due 2001 are not redeemable prior to maturity.

         The Exchange Notes Due 2002 are not redeemable prior to maturity except for tax reasons as described under "--Redemption for Tax Reasons."

         The Exchange Notes Due 2004, the Exchange Notes Due 2009 and the Exchange Debentures Due 2029 are redeemable as a whole at any time or in part from time to time, at the option of TRW, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date, exclusive of any accrued interest, discounted, in each case, to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus (a) 15 basis points in the case of the Exchange Notes Due 2004, (b) 20 basis points in the case of the Exchange Notes Due 2009 and (c) 25 basis points in the case of the Exchange Debentures Due 2029, plus, in each case, any interest accrued but not paid to the date of redemption.

         "Treasury Rate" means, with respect to any redemption date for the Exchange Notes Due 2004, the Exchange Notes Due 2009 or the Exchange Debentures Due 2029, as the case may be, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Exchange Notes Due 2004, the Exchange Notes Due 2009 or the Exchange Debentures Due 2029, as the case may be, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes Due 2004, the Exchange Notes Due 2009 or the Exchange Debentures Due 2029, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with TRW.

         "Comparable Treasury Price" means with respect to any redemption date for the Exchange Notes Due 2004, the Exchange Notes Due 2009 or the Exchange Debentures Due 2029, as the case may be, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

         "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, J.P. Morgan & Co. Incorporated, Salomon Smith Barney Inc., and one other primary U.S. Government securities dealer in New York City (each, a "Primary Treasury Dealer") appointed by the trustee in consultation with TRW; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, TRW shall substitute therefor another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

         Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of the registered debt to be redeemed. In addition, so long as any of outstanding debt or registered debt is listed on the Luxembourg Stock Exchange and the rules of that exchange require, notice of any redemption will be published in a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

         On and after the redemption date interest will cease to accrue on the registered debt or portions thereof called for redemption, unless TRW defaults in payment of the redemption price.

PAYMENT OF ADDITIONAL AMOUNTS

         TRW will, subject to the exceptions and limitations set forth below, pay as additional interest on the registered debt, other than the Exchange Notes due 2001, such additional amounts as are necessary in order that the net payment by TRW or a paying agent of the principal of and interest on the registered debt to a Foreign Holder, as defined in the section "United States Federal Income Tax Consequences," after deduction or withholding for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the registered debt to be then due and payable. The foregoing obligation to pay additional amounts shall not apply:

         (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the Foreign Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Foreign Holder if the Foreign Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, considered as:

                  (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

                  (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

                  (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States Federal income tax; or

                  (d) being or having been a "10-percent shareholder" of TRW as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, (the "Code") or any successor provision;

         (2) to any Foreign Holder that is not the sole beneficial owner of the registered debt, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

         (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the Foreign Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Foreign Holder or beneficial owner of such registered debt, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax, assessment or other governmental charge;

         (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by TRW or a paying agent from the payment;

         (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

         (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

         (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any registered debt, if such payment can be made without such withholding by any other paying agent; or

         (8)      in the case of any combination of items "(1)" through "(7)."

         The registered debt is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading, "Payment of Additional Amounts," TRW shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein (Section 4.09 of the Indenture).

REDEMPTION FOR TAX REASONS

         If

         (1) as a result of any change in, or amendment to, the laws, or any regulations or rulings promulgated thereunder, of the United States or any political subdivision or taxing authority thereof or therein, or any change in, or amendments to, the official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 26, 1999, TRW becomes or will become obligated to pay additional amounts on the registered debt, other than the Exchange Notes due 2001, as described herein under the heading "--Payment of Additional Amounts" or

         (2) any act is taken by a taxing authority of the United States on or after May 26, 1999, whether or not such act is taken with respect to TRW or any affiliate, that results in a substantial probability that TRW will or may be required to pay such additional amounts, then TRW may, at its option, redeem, as a whole, but not in part, the registered debt on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption; provided that TRW determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the registered debt. No redemption pursuant to (2) above may be made unless TRW shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "--Payment of Additional Amounts" and TRW shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion, TRW is entitled to redeem the registered debt pursuant to its terms (Section 4.10 of the Indenture).

CERTAIN DEFINITIONS

         The following are some of the terms defined in the Indenture:

         "Attributable Debt" means, as to any particular lease under which any Person is liable at the time and at any date as of which the amount thereof is to be determined, the lesser of:

         (1) the fair value of the property subject to that lease, as determined by the Board of Directors of TRW; or

         (2) the total net amount of rent required to be paid by that Person under that lease during the remaining term thereof, discounted from the respective due dates thereof to that date at the actual interest factor included in that rent. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to that period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

In the case of any lease which is terminable by the lessee upon the payment of a penalty, that net amount shall also include the amount of that penalty, but no rent shall be considered as required to be paid under that lease subsequent to the first date upon which it may be so terminated.

         "Board of Directors" or "Board," when used with reference to TRW, shall mean the Board of Directors of TRW, or the Executive Committee of the Board or any other committee of the Board to the extent that the powers of the Board have lawfully been delegated.

         "Consolidated Funded Debt" means the Funded Debt of TRW and its Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles.

         "Consolidated Net Tangible Assets" means the total of all assets of TRW and its Consolidated Subsidiaries appearing on a consolidated balance sheet prepared in accordance with generally accepted accounting principles, including the equity in and the net amount of advances to other Subsidiaries, after deducting therefrom, without duplication of deductions, as shown on such balance sheet, the sum of:

         (1) intangible assets, including goodwill, cost of acquired businesses in excess of recorded net assets at acquisition dates, patents, licenses, trademarks, trade names, copyrights, unamortized debt discount and expense less unamortized debt premium, and corporate organization expense, but excluding deferred charges and prepaid expense;

         (2) any write-up of the book value of any assets, other than equity in Subsidiaries which are not Consolidated Subsidiaries and other than as a result of currency revaluations, resulting from the revaluation thereof subsequent to March 31, 1986;

         (3) all liabilities of TRW and its Consolidated Subsidiaries other than: Funded Debt; capital stock; surplus; surplus reserves; reserves for deferred Federal income taxes arising from accelerated depreciation, investment and other tax credits, and similar provisions; and contingency reserves not allocated for any particular purpose;

         (4) reserves for depreciation and amortization and other reserves, other than the reserves referred to in the preceding clause
                  (3); and

         (5) any minority interest in the shares of stock and surplus of any Consolidated Subsidiary.

         "Consolidated Subsidiary" means each Subsidiary other than:

         (1) any Subsidiary the accounts of which (a) are not required by generally accepted accounting principles to be consolidated with those of TRW for financial reporting purposes and (b) were not consolidated with those of TRW in TRW's then most recent annual report to shareholders and are not intended by TRW to be consolidated with those of TRW in its next annual report to shareholders; or

         (2) any Subsidiary the primary business of which consists of financing the sale or lease of merchandise, equipment or services by TRW or any Subsidiary or owning, leasing, dealing in or developing real property, or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate company.

         "Domestic Subsidiary" means each Consolidated Subsidiary other than:

         (1) any Consolidated Subsidiary which the Board of Directors reasonably determines not to be material to the business or financial condition of TRW;

         (2) any Consolidated Subsidiary the major portion of the assets of which are located, or the major portion of the business of which is carried on, outside the United States of America, its territories and possessions;

         (3) any Consolidated Subsidiary which, during the 12 most recent calendar months, or such shorter period as shall have elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States of America;

         (4) any Consolidated Subsidiary the major portion of the assets of which consists of securities or obligations, or both, of one or more corporations, whether or not Consolidated Subsidiaries, of the types described in the preceding clauses
                  (2) and (3); and

         (5) any Consolidated Subsidiary organized after March 31, 1986, which TRW intends shall be operated in such manner as to come within one or more of the preceding clauses (2), (3) and (4).

         "Exempted Indebtedness" means, as of any particular time, the sum of:

         (1) the aggregate principal amount of all then outstanding indebtedness for borrowed money of TRW and its Domestic Subsidiaries incurred after May 1, 1986, and secured by any mortgage, security interest, pledge or lien other than those permitted under any of clauses (1) through (5) under the heading "--Covenants--Limitation on Liens" below; and

         (2) all Attributable Debt pursuant to Sale and Leaseback Transactions incurred by TRW and its Domestic Subsidiaries after May 1, 1986, at that time outstanding other than that which is not prohibited by or is permitted pursuant to clause
                  (1) or (2) under the heading "--Covenants--Limitation on Sale and Leaseback" below.

         "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the date that indebtedness was incurred or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from the date that indebtedness was incurred at the option of the borrower.

         "Officers' Certificate" means a certificate signed by the Chairman of the Board or Vice Chairman of the Board or the President or any Vice President and by the Treasurer or the Secretary or any Assistant Treasurer or any Assistant Secretary or the Controller of TRW. Except as otherwise provided in the Indenture, each such certificate shall include the statements in Section
15.05 of the Indenture, if and to the extent required by the provisions thereof.

         "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, joint venture, government or any agency or political subdivision thereof or other entity.

         "Principal Property" means any single manufacturing plant, engineering facility or research facility owned or leased by TRW or a Domestic Subsidiary other than any such plant or facility or portion thereof which the Board of Directors reasonably determines not to be of material importance to TRW and its Subsidiaries taken as a whole.

         "Securities" means any Securities authenticated and delivered under the Indenture, including the outstanding debt and the registered debt.

         "Subsidiary" means each corporation of which TRW, or TRW and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly owns securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors. As used in this definition, the term "corporation" includes comparable types of business organizations authorized under the laws of foreign countries and the term "directors" includes the members of the governing bodies of those business organizations.

         "Wholly Owned Domestic Subsidiary" means each Domestic Subsidiary all the outstanding shares of which, other than directors' qualifying shares, shall at the time be owned by TRW, or by TRW and one or more Wholly Owned Domestic Subsidiaries, or by one or more Wholly Owned Domestic Subsidiaries.

COVENANTS

         TRW is subject to certain covenants under the Indenture with respect to the registered debt.

         LIMITATION ON LIENS

         So long as any of the Securities remain outstanding, TRW will not, and will not cause or permit any Domestic Subsidiary to, directly or indirectly, create or assume any mortgage, encumbrance, lien, pledge, charge or security interest of any kind ("mortgage" or "lien") upon or in any of its interests in any Principal Property or upon or in any shares of capital stock or indebtedness of any Domestic Subsidiary, whether that interest, capital stock or indebtedness is now owned or hereafter acquired, if that mortgage secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness ("Debt") without making effective provision, and TRW in that case will make or cause to be made effective provision, whereby all of the Securities shall be secured by that mortgage equally and ratably with any other Debt thereby secured. This restriction does not apply to:

         (1) mortgages on any Principal Property acquired, constructed or improved by TRW or any Domestic Subsidiary after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days after, that acquisition or completion of that construction or improvement to secure or provide for payment of any part of the purchase price of that Principal Property or the cost of that construction or improvement incurred after May 1, 1986, or, in addition to mortgages contemplated by clauses (2) and (3) below, mortgages on any such Principal Property existing at the time or placed thereon at the time of acquisition or leasing thereof by TRW or any Domestic Subsidiary, or conditional sales agreements or other title retention agreements with respect to any Principal Property now owned or leased or hereafter acquired or leased by TRW or a Domestic Subsidiary;

         (2) mortgages on property, including shares of capital stock or indebtedness of a corporation, of a corporation existing at the time that corporation becomes a Domestic Subsidiary or is merged or consolidated with TRW or a Domestic Subsidiary or existing at the time of a sale, lease or other disposition of the properties of that corporation, or a division thereof, or other Person as an entirety or substantially as an entirety, which includes the sale, lease or other disposition of all or substantially all the assets thereof, to TRW or a Domestic Subsidiary, provided that no such mortgage shall extend to any other Principal Property of TRW or any Domestic Subsidiary or to any shares of capital stock or any indebtedness of any Domestic Subsidiary;

         (3) mortgages created by TRW or a Domestic Subsidiary to secure indebtedness of TRW or a Domestic Subsidiary to TRW or to a Wholly Owned Domestic Subsidiary;

         (4) mortgages in favor of the United States of America or any state, territory or possession thereof, or any foreign country, or any department, agency, instrumentality or political subdivision of any of such domestic or foreign jurisdictions, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing all or part of the purchase price of, or the cost of constructing, the property subject to such mortgages; and

         (5) mortgages for the sole purpose of extending, renewing or replacing, or successively extending, renewing or replacing, in whole or in part any mortgage existing on the date hereof or referred to in the foregoing clauses (1) to (4) inclusive or of any debt secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of that extension, renewal or replacement, and that extension, renewal or replacement mortgage shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced, plus improvements on that property (Section 5.05 of the Indenture).

         Notwithstanding the foregoing provisions, TRW or any Domestic Subsidiary may, without equally and ratably securing all the Securities of each series, create or assume mortgages which would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Net Tangible Assets determined as of the date not more than 90 days prior thereto.

         LIMITATION ON SALE AND LEASEBACK

         TRW will not, and it will not permit any Domestic Subsidiary to sell, lease or transfer any Principal Property owned by TRW or a Domestic Subsidiary as an entirety, or any substantial portion thereof, to anyone other than a Wholly Owned Domestic Subsidiary, or TRW or a Wholly Owned Domestic Subsidiary in the case of a Domestic Subsidiary, with the intention of taking back a lease of that property (a "Sale and Leaseback Transaction") except a lease for a period of not more than 36 months by the end of which it is intended that the use of that property by the lessee will be discontinued; provided that, notwithstanding the foregoing, TRW or any Domestic Subsidiary may sell any such property and lease it back if the net proceeds of that sale are at least equal to its fair value, as determined by resolution adopted by the Board of Directors of TRW, of that property, and:

         (1) TRW or such Domestic Subsidiary would be entitled, pursuant to clauses (1) through (5) of the foregoing Limitation on Liens covenant, to create Debt secured by a mortgage on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction without equally and ratably securing all the Securities of each series, or

         (2) if that sale or transfer does not come within the exception provided by the preceding clause, the net proceeds of that sale shall, and in any such case TRW covenants that they will, within 120 days after that sale, be applied, to the greatest extent possible, either

                  (a) to the redemption of Securities subject to and in accordance with the provisions of the Indenture and at the then applicable Redemption Price or to the acquisition and delivery to the trustee for cancellation of Securities, that acquisition to be at a price not exceeding the principal amount thereof plus accrued and unpaid interest and brokerage fees, or

                  (b) to the retirement of other Consolidated Funded Debt of TRW ranking at least on a parity with the Securities of each series, or in part to one or more of such alternatives and in part to another;

                  provided that, in lieu of applying all or any part of that net proceeds to that redemption, TRW may, within 90 days after that sale, deliver to the trustee for cancellation, or receive credit for theretofore delivered and cancelled, Securities previously authenticated and delivered by the trustee and not theretofore tendered for mandatory sinking fund purposes or called for the mandatory sinking fund and with respect to which credit under this Limitation on Sale and Leaseback section had not theretofore been received, and an Officers' Certificate stating that TRW elects to deliver such Securities in lieu of redeeming Securities as provided above shall so deliver Securities to the trustee, or receive credit for Securities so delivered, the amount of cash which TRW shall be required to apply to the redemption of Securities under this Limitation on Sale and Leaseback section shall be reduced by an amount equal to the aggregate principal amount of such Securities.

         Notwithstanding the foregoing provisions, TRW or any Domestic Subsidiary may enter into Sale and Leaseback Transactions if, at the time of such entering into, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Net Tangible Assets determined as of a date not more than 90 days prior thereto (Section 5.06 of the Indenture).

LEVERAGED TRANSACTIONS

         Other than the restrictions on liens and sale and leaseback transactions described above, the Indenture does not contain and the registered debt will not contain any covenants or other provisions designed to afford holders of the Securities protection in the event of a highly leveraged transaction involving TRW.

EVENTS OF DEFAULT

         The Indenture defines an Event of Default with respect to any series of Securities as being any one of the following events, unless it is inapplicable, and such other events as may be established for the Securities of a particular series:

         (1) failure of TRW for 60 days to pay interest on any Security of that series;

         (2) failure of TRW to pay principal or premium, if any, when due with respect to any Securities of that series;

         (3) failure of TRW for 10 days to satisfy any sinking fund obligation with respect to any Securities of that series;

         (4) failure of TRW for 75 days after appropriate notice to perform any other covenant or agreement in the Indenture applicable to that series; or

         (5)      certain events of bankruptcy, insolvency or reorganization.

No Event of Default with respect to a particular series of Securities necessarily constitutes an Event of Default with respect to any other series of Securities. In case an Event of Default shall occur and be continuing with respect to any series of Securities, the trustee or the holders of not less than 25% in aggregate principal amount of the Securities of that series then outstanding may declare the principal of that series, or a portion of the principal amount in the case of certain discounted Securities, to be due and payable (Section 7.01 of the Indenture). Any Event of Default with respect to a particular series of Securities, except in each case a failure with respect to that Security to pay principal, premium, if any, or interest, if any, or any sinking fund installment, if any, may be waived by the holders of a majority in aggregate principal amount of the outstanding Security of that series (Section
7.06 of the Indenture).

         The Indenture requires TRW to file annually with the trustee an Officers' Certificate as to the existence of defaults in performance of certain covenants in the Indenture (Section 5.08 of the Indenture). The Indenture provides that the trustee may withhold notice to the holders of the Securities of a particular series of any default, except in payment of principal, premium, if any, or interest, if any, or in the making of any sinking fund payment, if any, with respect to that series of Securities if the trustee determines in good faith that the withholding of notice is in the interest of the holders of those Securities (Section 7.07 of the Indenture).

         The holders of a majority in aggregate principal amount of all outstanding Securities will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee (Section 7.06 of the Indenture). The Indenture provides that in case an Event of Default shall occur which shall not have been cured or waived, the trustee will be required to exercise such of its rights and powers under the Indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use in the conduct of his own affairs (Section
8.01 of the Indenture). Subject to this requirement, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Securities of any series, unless they shall have offered to the trustee reasonable security or indemnity (Section 8.02 of the Indenture).

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         The Indenture provides that TRW may consolidate with, or sell or convey all or substantially all of its assets to, or merge into, any other entity, if:

         (1) the corporation formed by that consolidation or into which TRW is merged, or the entity which acquired all or substantially all of TRW's assets shall be organized and existing under the laws of the United States of America or any state thereof and such entity expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on the Securities according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed, observed or satisfied by TRW; and

         (2) immediately after that merger or consolidation, or that sale or conveyance, no Event of Default shall have occurred or be continuing and such entity shall not immediately thereafter have outstanding any secured indebtedness not permitted by
                  Section 5.05 of the

                  Indenture (see "--Covenants--Limitation on Liens") unless that entity secures the Securities in accordance with Section 12.03 of the Indenture (Section 12.01 of the Indenture).

DEFEASANCE

         The Indenture provides that TRW, at its option, either:

         (1) will be discharged from any and all obligations with respect to any series of Securities, except for certain obligations to register the transfer or exchange of the Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust, or

         (2) need not comply with certain restrictive covenants of the Indenture as described under "--Covenants--Limitation on Liens" and "--Limitation on Sale and Leaseback" with respect to any series of Securities, upon the deposit with the trustee or, in the case of a discharge of obligations, 91 days after that deposit, in trust, of money or the equivalent in securities of the government that issued the currency in which the Securities are denominated or government agencies backed by the full faith and credit of that government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, and interest on, and any repurchase obligations with respect to, that series of Securities on the dates such payments are due in accordance with the terms of the Securities.

         To exercise any such option, no Event of Default, or event which with notice or lapse of time would become an Event of Default, with respect to such series of Securities shall have occurred and be continuing. TRW is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Securities to recognize income, gain or loss for United States Federal income tax purposes and, in the case of a discharge of obligations, accompanied by a ruling to that effect received from or published by the Internal Revenue Service (Section 13.02 of the Indenture).

MODIFICATION OF THE INDENTURE

         TRW may, without the consent of any holder of Securities, enter into one or more supplemental indentures to, among other things, cure any ambiguity or correct or supplement any provision that may be defective or inconsistent with any other provision or make such other provisions under the Indenture as shall not adversely affect the interests of the holders of the Securities.

         In addition, with certain exceptions, the rights and obligations of TRW and the rights of the holders of the Securities may be modified by TRW with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Securities of each series to be affected. However, TRW may not, without the consent of the holders of all outstanding Securities to be affected make modifications that would, among other things:

         (1) change the maturity of any Security or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of interest thereon, or change the method of computing the amount of principal thereof on any date; or

         (2) reduce the above-stated percentage of outstanding Securities of each series, the consent of the holders of which is required to modify or alter the Indenture.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the holders of Securities of that series with respect to that covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Securities of any other series (Section 11.02 of the Indenture).

THE TRUSTEE

         The Chase Manhattan Bank is the successor trustee to Mellon Bank, N.A. under the Indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, TRW in the normal course of business. The trustee is also acting as exchange agent for the exchange offer.

GOVERNING LAW

         The Indenture will be governed by and construed in accordance with the laws of the State of New York.


                               REGISTRATION RIGHTS

         TRW entered into separate registration rights agreements with the initial purchasers in the May Offering and in the June Offering for the benefit of the holders of the outstanding debt issued in each of those offerings.

         In the registration rights agreements, TRW agreed, for the benefit of the holders of the outstanding debt, (1) to file with the SEC a registration statement, of which this prospectus forms a part, with respect to the registered debt and (2) to use its reasonable best efforts to cause that exchange offer registration statement to be declared effective under the Securities Act within 180 calendar days after June 2, 1999, the date on which TRW delivered the outstanding debt to the initial purchasers (the "May Offering Closing Date") or June 23, 1999, the date on which TRW delivered the outstanding Notes due 2001 to the initial purchasers in the June Offering (the "June Offering Closing Date").

         If

         (1) because of any change in law or in currently prevailing interpretations of the SEC's staff, TRW is not permitted to effect the exchange offer,

         (2) the exchange offer is not completed by December 29, 1999, or January 19, 2000 with respect to the Notes due 2001, or

         (3) at the time of the completion of the exchange offer, any of the initial purchasers shall not have sold to investors who are not affiliates of that initial purchaser all of the outstanding debt initially purchased from TRW, and that initial purchaser requests that TRW file a shelf registration statement, then TRW will (a) file a shelf registration statement to cover resales of the applicable outstanding debt by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement, (b) use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective the shelf registration statement applicable until the earlier of two years, unless Rule 144(k) is amended to provide a shorter restrictive period, after the applicable Closing Date or such time as all of the outstanding debt or registered debt, as applicable, has been sold thereunder.

         TRW will, in the event that a shelf registration statement is filed, provide to each applicable holder copies of the prospectus that is a part of the shelf registration statement, notify each of those holders when the shelf registration statement for the outstanding debt has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding debt. A holder that sells outstanding debt or registered debt, as applicable, pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreements that are applicable to such a holder, including certain indemnification rights and obligations.

         If TRW fails to comply with certain provisions of the registration rights agreements, then additional interest shall become payable in respect of the outstanding debt as follows:

         If

         (1)      the exchange offer is not completed prior to the earlier of
                  (a) 45 days after effective date of this registration statement and (b) (i) December 29, 1999, with respect to the Notes Due 2002, the Notes Due 2004, the Notes Due 2009 and the Debentures Due 2029 and (ii) January 19, 2000 with respect to the Notes due 2001, or,

         (2) if applicable, a shelf registration statement providing for resales of the outstanding debt has been declared effective but that shelf registration statement ceases to be effective at any time prior to the earlier of (a) the expiration of the holding period referred to in Rule 144(k) and (b) the sale of all the outstanding debt pursuant to the shelf registration statement,

TRW will be obligated to pay additional interest on the outstanding debt at a rate of .25% per year commencing on the day after the date on which TRW was obligated to complete the exchange offer, in the case of (1) above or the day the shelf registration statement ceases to be effective, in the case of (2) above. The aggregate amount of additional interest payable pursuant to the above provision will in no event exceed .25% per year. Upon the completion of the exchange offer or the effectiveness of the applicable shelf registration statement, as the case may be, additional interest will cease to accrue. Outstanding debt not tendered in the exchange offer will bear interest at the same rates in effect at the time of issuance of the outstanding debt.

         In the event that TRW declares the prospectus included in a shelf registration statement unusable in accordance with the registration rights agreements, TRW will notify each holder of outstanding debt covered by that shelf registration statement to suspend use of the prospectus included in that registration statement. TRW may give that notice only twice during any 365 day period. If the aggregate number of days in any consecutive 365 day period for which all notices to suspend use of a prospectus are issued and effective exceeds 60 days, additional interest on the outstanding debt covered by that registration statement will begin to accrue on the 61st day in an amount equal to .25% per year and will stop accruing when TRW declares that the shelf registration statement is usable.

         For each series of outstanding debt other than the Notes due 2001, any additional interest due pursuant to the foregoing paragraph will be payable in cash on June 1 and December 1 of each year to the holders of record on the preceding May 15 and November 15, respectively. For the Notes due 2001, any additional interest due pursuant to the foregoing paragraph will be payable in cash on June 15 and December 15 of each year to the holders of record on the preceding May 31 and November 30, respectively.

         The registration rights agreements are governed by, and construed in accordance with, the laws of the State of New York. This summary of certain provisions of the registration rights agreements is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements. In addition, the information set forth above concerning certain interpretations of and positions taken by the SEC's staff is not intended to constitute legal advice, and holders of outstanding debt should consult their own legal advisors with respect to those matters.

         Application will be made to list the registered debt, other than the Exchange Notes due 2001, on the Luxembourg Stock Exchange. The registered debt, other than the Exchange Notes due 2001, will be accepted for clearance through the accounts of the Euroclear Operator and Cedel Bank and they will have a new common code and a new ISIN number, which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the exchange offer will be available at the office of the special agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the special agent in Luxembourg. The special agent appointed for these purposes is Bankers Trust Luxembourg, 14, Boulevard F.D. Roosevelt, L-2450 Luxembourg.

         All notices relating to the exchange offer will be published in accordance with the notice provisions of the Indenture. So long as any of the outstanding debt is listed on the Luxembourg Stock Exchange and the rules of that stock exchange require, prior to the commencement of the exchange offer, notice of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort. That notice will, among other things, provide details of the conditions to the exchange offer and the commencement and expected completion dates of the exchange offer. So long as any of the outstanding debt is listed on the Luxembourg Stock Exchange and the rules of that stock exchange require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort, in each case, as promptly as practicable following the completion of the exchange offer. Similar notice will also be provided in connection with the payment of additional interest and the declaration of the effective date of interest rates.


                          BOOK-ENTRY; DELIVERY AND FORM

GENERAL

         The outstanding debt is, and the registered debt will initially be, represented by one or more global securities in fully registered form.

         The global securities will be deposited with, or on behalf of, DTC and registered in the name of its nominee, Cede & Co. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, with respect to its participants, and its participants. DTC's participants include Cedel Bank, societe anonyme, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear Clearance System, as participants in DTC.

         All interests in the global securities, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Cedel may also be subject to the procedures and requirements of those systems.

DESCRIPTION OF BOOK-ENTRY SYSTEM

         Ownership of interests in the global securities will be limited to persons who have accounts with DTC, including Euroclear and Cedel, or with Euroclear or Cedel, or persons who have accounts through participants ("indirect participants") in DTC, Euroclear or Cedel. Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of participants, and the records of participants with respect to interests of indirect participants.

         The laws of some countries and some states in the United States may require that certain purchasers of any securities take physical delivery of those securities in definitive form. Those limits and those laws may impair the ability to own, transfer or pledge the book-entry interests in the global securities.

         So long as DTC or its nominee is the holder of the global securities, DTC or its nominee, as the case may be, will be considered the sole holder of the global securities for all purposes under the Indenture and the Securities. Except as described under "--Definitive Registered Securities" below, participants or indirect participants will not be entitled to have the securities registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each direct or indirect participant must rely on the procedures of the DTC and, if that person is an indirect participant in DTC, on the procedures of the participant in DTC, including Euroclear or Cedel, through which that person owns its interest, to exercise any rights and remedies of a holder under the Indenture.

DEFINITIVE REGISTERED SECURITIES

         Owners of book-entry interests in the global securities will receive individual certificated securities in fully registered form ("definitive registered securities"):

         (1) if DTC notifies TRW or the book-entry depository in writing that it, or its nominee, is unwilling or unable to continue to act as a depository registered under the Securities Act, and a successor depository registered as a clearing agency under the Exchange Act, in the case of DTC, or successor registered as a clearing agency under the Exchange Act is not appointed by TRW within 90 days; or

         (2) at any time if TRW determines that the global securities for any series of Securities (in whole but not in part) should be exchanged for definitive registered securities.

         In addition to the foregoing, during the continuance of an Event of Default, holders of book-entry interests will be entitled to request and receive definitive registered securities. Definitive registered securities will be issued to and registered in the name of, or as directed by, that person only upon the request in writing made through a DTC participant.

         Any definitive registered securities will be issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof. To the extent permitted by law, TRW, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive registered security is registered as the absolute owner thereof. While any global security is outstanding, holders of definitive registered securities may exchange their definitive registered securities for a corresponding book-entry interest in that global security by surrendering their definitive registered securities to the trustee and providing the certificates and opinions required by the Indenture. The trustee will make the appropriate adjustments to the global security underlying that book-entry interest to reflect any issue or surrender of definitive registered securities.

         The Indenture contains provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered securities, if any, and other provisions customary for a debt security listed on the register maintained by the registrar. Payment of principal and interest on each definitive registered security will be made to the holder appearing on the applicable register at the close of business on the record date at his address shown on the applicable register on the record date.

         If definitive registered securities are issued, other than for the Exchange Notes due 2001, TRW will appoint Bankers Trust Luxembourg, or such other person located in Luxembourg and reasonably acceptable to the trustee, as an additional paying and transfer agent. Upon the issuance of definitive registered securities, other than for the Exchange Notes due 2001, holders will be able to transfer and exchange definitive registered securities at the Luxembourg office of the paying and transfer agent, provided that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the register maintained by the registrar. Transfer and/or exchange of the definitive registered securities may be made at the office of the paying and transfer agent in Luxembourg upon presentation of the definitive registered security. When the new definitive registered security is issued it will be available at the same transfer and paying agent in Luxembourg. TRW may terminate the appointment of a transfer agent at any time and appoint additional or other transfer agents. Notice of termination, appointment or any change in the specified office of any transfer agent will be published in accordance with the Indenture and, so long as any of the outstanding debt or registered debt is listed on the Luxembourg Stock Exchange and the rules of that stock exchange require, in a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

PAYMENTS ON THE SECURITIES

         Payments of any amounts owing in respect of the global securities will be made through one or more paying agents appointed under the Indenture to DTC as the holder of the global securities. Initially, the paying agent for the securities will be The Chase Manhattan Bank, as trustee.

         TRW expects that DTC or its nominee, upon receipt of any payment made in respect of the global securities, will credit its participants' accounts with those payments in amounts proportionate to their respective interest in the principal amount of the global security as shown on the records of DTC or its nominee. Payments by participants to owners of interests held through those participants will be governed by standing customer instructions and customary practices of the participants. Payments on interest held through Euroclear or Cedel will be credited to the cash accounts of Euroclear participants or Cedel participants in accordance with the relevant system's rules and procedures.

         None of TRW or any paying agent, will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to the book-entry interests or beneficial ownership interests.

INFORMATION CONCERNING DTC, EUROCLEAR AND CEDEL

         DTC, Euroclear and Cedel, as the case may be, have advised TRW that:

         DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies ("indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of those participants. Euroclear and Cedel provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel interface with domestic securities markets. Euroclear and Cedel participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel participant, either directly or indirectly.

         Subject to compliance with the transfer restrictions applicable to the Securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global security from a participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interests in a global security by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

         Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither TRW nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

YEAR 2000

         DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

         However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting and will continue to contact third party vendors from whom DTC acquires services to: (1) impress upon them the importance of those services being year 2000 compliant; and (2) determine the extent of their efforts for year 2000 remediation, and, as appropriate, testing, of their services. In addition, DTC is in the process of developing the contingency plans it deems appropriate.


                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material United States Federal income and estate tax consequences of an exchange of the outstanding debt for registered debt and the ownership and disposition of the registered debt. This discussion is a summary for general information only and is limited in the following ways:

         - The discussion only covers holders of registered debt that bought the outstanding debt for cash in the initial offering.

         - The discussion only covers holders that hold the outstanding debt and will hold the registered debt as capital assets (that is, for investment purposes), and that do not have a special tax status.

         - The discussion covers the general tax consequences to holders of the registered debt. It does not cover tax consequences that depend upon a holder's individual tax circumstances.

         - The discussion is based on current law. Changes in the law may change the tax treatment of the registered debt on a prospective or retroactive basis.

         -  The discussion does not cover state, local or foreign law.

         - The discussion does not apply to holders owning 10% or more of the voting stock of TRW, or corporate holders that are controlled foreign corporations with respect to TRW.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE EXCHANGE OF THE OUTSTANDING DEBT FOR REGISTERED DEBT AND THE OWNERSHIP AND DISPOSITION OF THE REGISTERED DEBT IN YOUR SITUATION.

CERTAIN INCOME TAX EFFECTS OF THE EXCHANGE OFFER

         Your exchange of outstanding debt for registered debt will not be a taxable event for you, and you will not recognize any taxable gain or loss as a result of this exchange. Accordingly, you would have the same adjusted basis and holding period in the registered debt as you had in the outstanding debt immediately before the exchange. Further, the tax consequences of ownership and disposition of any registered debt by you will be the same as the tax consequences of ownership and disposition of outstanding debt.

GENERAL

         As used in this prospectus, the term "United States Holder" means a holder of registered debt that is, for United States Federal income tax purposes,

         -  a citizen or resident of the United States;

         - a corporation or other entity taxable as a corporation created or organized under United States law (Federal or state); or

         - an estate or trust whose world-wide income is subject to United States Federal income tax.

         If a partnership holds registered debt, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding registered debt should consult their tax advisors.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

         INTEREST

         - If you are a cash method taxpayer, you must report the interest in your income when you receive it.

         - If you are an accrual method taxpayer, you must report the interest in your income as it accrues.

         SALE, REDEMPTION OR DISPOSITION OF SECURITIES

         On a sale, redemption, retirement at maturity or other disposition of registered debt:

         - You will have taxable gain or loss equal to the difference between the tax basis of registered debt and the amount received on the sale, exchange, redemption, retirement at maturity or other disposition.

         - Any gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if the registered debt was held for more than one year.

         - If you sell the registered debt between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the registered debt but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         Under the tax rules concerning information reporting to the Internal Revenue Service ("IRS"):

         - Assuming you hold your registered debt through a broker or other securities intermediary, the intermediary is required to provide information to the IRS concerning interest and redemption proceeds we pay on registered debt you own, unless an exemption applies.

         - Similarly, unless an exemption applies, you are required to provide the intermediary with a correct Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

         - If you are subject to these requirements but do not comply, the intermediary is required to withhold 31% of all amounts payable to you on the registered debt, including principal payments. If it does withhold payments, you may use the withheld amount as a credit against your United States Federal income tax liability.

         - All United States Holders that are individuals are subject to these requirements. Certain United States Holders, including all corporations, tax exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO FOREIGN HOLDERS

         As used in this prospectus, the term Foreign Holder means a holder of registered debt that is, for United States Federal income tax purposes:

         -  a non-resident alien individual;

         -  a foreign corporation; or

         -  an estate or trust that is not a United States Holder.

         WITHHOLDING TAXES

         If you are a Foreign Holder, payments of principal and interest on the registered debt generally will not be subject to United States withholding taxes. However, in order for the exemption from withholding taxes to apply, you must meet the following requirements:

         - As the beneficial owner of registered debt, you must provide a statement to the effect that you are not a United States Holder. This statement is generally made on Internal Revenue Service Form W-8.

            You should consult your own tax advisor about the specific method to satisfy this requirement. The procedures for satisfying this requirement will change on January 1, 2001.

         - You must not be a bank that is making a loan in the ordinary course of its business.

Foreign Holders that do not qualify for exemption from withholding generally will be subject to United States withholding tax at a rate of 30%, or lower, if a treaty applies.

         SALE OR REDEMPTION OF REGISTERED DEBT

         If you sell registered debt or if it is redeemed, you will not be subject to United States Federal income tax on any gain unless either of the following applies:

         - The gain is connected with a trade or business that you conduct in the United States.

         - You are an individual and are present in the United States for at least 183 days during the year in which you dispose of the registered debt, and certain other conditions are satisfied.

         UNITED STATES TRADE OR BUSINESS

         If you hold registered debt in connection with a trade or business that you are conducting in the United States:

         - Any interest on the registered debt, and any gain from disposing of the registered debt, generally will be subject to income tax as if you were a United States Holder.

         - Any interest and gain will be exempt from United States withholding tax as discussed above as long as you submit to us a proper form, generally Internal Revenue Service Form 4224, that includes certain required information. You should consult your own tax advisor about how to satisfy this requirement. The procedures for satisfying this requirement will change on January 1, 2001.

         - If you are a corporation, you may be subject to a branch profits tax on your earnings that are connected with your United States trade or business, including earnings from the registered debt. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

         ESTATE TAXES

         If you are an individual Foreign Holder, the registered debt will not be subject to United States estate tax when you die. However, this rule only applies if, at the time of your death, payments on the registered debt would not have been connected to a trade or business that you were conducting in the United States.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         United States rules concerning information reporting and backup withholding are described above. Under these rules:

         - Principal and interest payments received by you automatically will be exempt from the usual information reporting and backup withholding rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above, unless the recipient of the applicable form knows that the form is false. However, interest payments made to you will be reported to the IRS on Form 1042-S.

         - Sale proceeds you receive on a sale of your registered debt through a broker may be subject to these rules if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the United States office of a broker, and information reporting, but not backup withholding, may apply if you use the foreign office of a broker if the broker has certain connections to the United States. You should consult your tax advisor concerning information reporting and backup withholding on a sale.


                              PLAN OF DISTRIBUTION

         Based on existing interpretations of the Securities Act by the SEC's staff as set forth in several no-action letters to third parties, and subject to the immediately following sentence, TRW believes that the registered debt issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of outstanding debt who is an affiliate of TRW or who intends to participate in the exchange offer for the purpose of distributing the registered debt, or any broker-dealer who purchased the outstanding debt from TRW to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

         - will not be able to rely on the interpretations of the SEC's staff set forth in the above-mentioned no-action letters,

         - will not be entitled to tender its outstanding debt in the exchange offer, and

         - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding debt,

unless the sale or transfer is made pursuant to an exemption from those requirements. TRW does not intend to seek its own no-action letter, and there can be no assurance that the SEC's staff would make a similar determination with respect to the registered debt as it has in those no-action letters to third parties.

         Each holder of the outstanding debt who wishes to exchange the outstanding debt for registered debt in the exchange offer is required to represent that:

         -  it is not an affiliate of TRW;

         - the registered debt to be received by it is being acquired in the ordinary course of its business;

         - at the time of the exchange offer, it has no arrangement or understanding with any person to participate in a "distribution," within the meaning of the Securities Act, of the registered debt; and

         - if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a "distribution," within the meaning of the Securities Act, of the registered debt.

         Each broker-dealer that receives registered debt for its own account in exchange for outstanding debt acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of that registered debt. For a period of 90 days after the expiration date of the exchange offer, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of that registered debt. During that 90-day period, we have agreed that we will make this prospectus available to any broker-dealer for use in connection with those resales, provided that the broker-dealer indicates in the letter of transmittal that it is a broker-dealer. Each broker-dealer agrees that it will suspend use of this prospectus upon notice from TRW of the occurrence of certain events until TRW has amended or supplemented the prospectus so that it does not contain any untrue statements or omissions of material facts. If TRW gives that notice to broker-dealers, TRW will extend the 90-day period referred to above by the number of days during the period from and including the date TRW gives the notice to and including the date when broker-dealers will receive copies of the supplement or amended prospectus.

         We will not receive any proceeds from any sale of registered debt by broker-dealers. Registered debt received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered debt or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Those resales may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of the registered debt. Any broker-dealer that resells registered debt that was received by it for its own account pursuant to the exchange offer and any person that participates in the distribution of that registered debt may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of registered debt and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         TRW will indemnify the holders of the outstanding debt, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.


                             VALIDITY OF SECURITIES

         William B. Lawrence, Executive Vice President, General Counsel and Secretary of TRW, will issue an opinion about the validity of the registered debt.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited TRW's consolidated financial statements included in TRW's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. TRW's consolidated financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of LucasVarity as of January 31, 1999 and 1998, and for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference into this prospectus in reliance upon the report of KPMG Audit Plc, independent auditors, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of LucasVarity for the six month period ended January 31, 1997 have been incorporated by reference into this prospectus in reliance upon the joint report of KPMG Audit Plc and Ernst & Young, independent auditors, upon the authority of such firms as experts in accounting and auditing.

         Ernst & Young, independent auditors, have audited LucasVarity's consolidated financial statements for the year ended July 31, 1996 appearing in TRW's Current Report (Form 8-K/A) dated May 17, 1999, as set forth in their report which is incorporated by reference in this prospectus. Those consolidated financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young's report, given upon their authority as experts in accounting and auditing.


                              INDEPENDENT APPRAISAL

         Certain LucasVarity assets were appraised by American Appraisal Associates, Inc. These assets included inventories, fixed assets, identifiable intangibles and in-process research and development projects and have been included in TRW's unaudited consolidated balance sheet as of March 31, 1999 based on their preliminary appraised values.

                         LISTING AND GENERAL INFORMATION

         Except for the Notes due 2001, the outstanding debt is listed on the Luxembourg Stock Exchange. We have applied to list the registered debt, except for the Exchange Notes due 2001, on the Luxembourg Stock Exchange in accordance with the rules and regulations of that exchange. Our Articles of Incorporation and Regulations, and a legal notice (Notice Legale) relating to the issuance of the outstanding debt was deposited with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where you may examine these documents and obtain copies upon request.

         Copies of the Indenture, our Articles of Incorporation and our annual, quarterly and current reports will be available for inspection at the office of Bankers Trust Luxembourg in Luxembourg as long as any of the Notes Due 2002, Exchange Notes Due 2002, Notes Due 2004, Exchange Notes Due 2004, Notes Due 2009, Exchange Notes Due 2009, Debentures Due 2029 or Exchange Debentures Due 2029 are outstanding. Our annual reports will contain audited consolidated financial statements, and our quarterly reports will contain unaudited consolidated financial statements. Bankers Trust Luxembourg will act as intermediary between us and holders of the listed securities. In addition, you may obtain free copies of these reports at Bankers Trust Luxembourg's office at 14, Boulevard F.D. Roosevelt, L-2450 Luxembourg.

         The registered debt, other than the Exchange Notes due 2001, have been accepted for clearance through Euroclear and Cedel. The CUSIP numbers, the International Security Identification Number (ISIN) and the Euroclear common code number assigned to each series of the listed registered debt is as follows:

                      EXCHANGE      EXCHANGE        EXCHANGE          EXCHANGE
                        NOTES         NOTES           NOTES          DEBENTURES
                      DUE 2002      DUE 2004        DUE 2009          DUE 2029
                      --------      --------        --------          --------
CUSIP number
ISIN
Common Code

         The CUSIP number for the Exchange Notes due 2001 issued in the exchange offer is __________.

                                    TRW Inc.

                               Exchange Offer for

                        $425,000,000 6.45% Notes due 2001
                       $400,000,000 6 1/2% Notes Due 2002
                       $700,000,000 6 5/8% Notes Due 2004
                       $750,000,000 7 1/8% Notes Due 2009
                     $550,000,000 7 3/4% Debentures due 2029


                                ----------------

                                   PROSPECTUS

                                ----------------

                               ___________, 1999


Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

         Under Ohio law, a corporation must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified.

         In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding. TRW's Regulations provide for indemnification that is coextensive with that permitted under Ohio law.

         In addition, TRW maintains insurance indemnifying Directors and officers in certain cases and with certain deductible limitations. Reference is also made to the forms of Registration Rights Agreements incorporated herein by reference as Exhibits 4(m) and 4(n) to the Registration Statement for provisions regarding indemnification of TRW, officers, directors and controlling persons against certain liabilities.

ITEM 21. EXHIBITS.

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

4(a) Indenture between TRW and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of May 1, 1986 (incorporated by reference to Exhibit 2 to TRW Inc.'s Form 8-A Registration Statement dated July 3, 1986, File No. 1-2384)

4(b) First Supplemental Indenture between TRW and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of August 24, 1989 (incorporated by reference to Exhibit 4(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 33-30350)

4(c) Second Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(d) Third Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(e) Fourth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(f) Fifth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(g) Sixth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 23, 1999

4(h)              Form of Exchange Note due 2001 (included in Exhibit 4(g))

4(i)              Form of Exchange Note Due 2002 (included in Exhibit 4(c))

4(j)              Form of Exchange Note Due 2004 (included in Exhibit 4(d))

4(k)              Form of Exchange Note Due 2009 (included in Exhibit 4(e))

4(l)              Form of Exchange Debenture Due 2029 (included in Exhibit 4(f))

4(m) Registration Rights Agreement, dated May 26, 1999, among TRW and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the initial purchasers

4(n) Registration Rights Agreement, dated June 23, 1999, between TRW and Goldman, Sachs & Co., as representative of the initial purchasers

5 Opinion of William B. Lawrence, Esq. as to the validity of the securities being registered

12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99 to TRW Inc.'s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999, File No. 1-2384)

23(a)             Consent of Ernst & Young LLP

23(b)             Consent of KPMG Audit Plc

23(c)             Consent of Ernst & Young and KPMG Audit Plc

23(d)             Consent of Ernst & Young

23(e) Consent of William B. Lawrence, Esq. (included in his opinion filed as Exhibit 5)

23(f)             Consent of American Appraisal Associates, Inc.

24                Powers of Attorney of certain Directors and officers of TRW
                  Inc.

25 Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank to act as Trustee under the Indenture, as supplemented

99(a)             Form of Letter of Transmittal

99(b)             Form of Notice of Guaranteed Delivery

99(c)             Form of Tender Instructions

ITEM 22. UNDERTAKINGS.


         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio, on the 20th day of July, 1999.

                                              TRW INC.

                                              By: /s/ WILLIAM B. LAWRENCE
                                                  William B. Lawrence
                                                  Executive Vice President,
                                                  General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


       SIGNATURE                               TITLE                              DATE
       ---------                               -----                              ----
              *                     Chairman of the Board,                    July 20, 1999
------------------------------      Chief Executive Officer and
        J. T. Gorman                Director


              *                     Executive Vice President                  July 20, 1999
------------------------------      and Chief Financial Officer
        C. G. Miller

              *                     Vice President and Controller             July 20, 1999
------------------------------
       T. A. Connell

              *                     Director                                  July 20, 1999
------------------------------
       M. H. Armacost

              *                     Director                                  July 20, 1999
------------------------------
        M. Feldstein

              *                     Director                                  July 20, 1999
------------------------------
         R. M. Gates

              *                     Director                                  July 20, 1999
------------------------------
       G. H. Heilmeier

              *                     Director                                  July 20, 1999
------------------------------
         K. N. Horn

              *                     Director                                  July 20, 1999
------------------------------
         E. B. Jones

              *                     Director                                  July 20, 1999
------------------------------
        W. S. Kiser

              *                     Director                                  July 20, 1999
------------------------------
         D. B. Lewis

              *                     Director                                  July 20, 1999
------------------------------
        L. M. Martin




-------------------------------     Director
          J. D. Ong

              *                     Director                                  July 20, 1999
------------------------------
         R. W. Pogue

         William B. Lawrence, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of those officers and Directors of TRW Inc. indicated above by asterisks pursuant to powers of attorney executed by such officers and Directors and filed with the Securities and Exchange Commission as an exhibit to this Registration Statement.

*By      /s/ WILLIAM B. LAWRENCE            July 20, 1999
         William B. Lawrence
         Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

4(a) Indenture between TRW and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of May 1, 1986 (incorporated by reference to Exhibit 2 to TRW Inc.'s Form 8-A Registration Statement dated July 3, 1986, File No. 1-2384)

4(b) First Supplemental Indenture between TRW and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of August 24, 1989 (incorporated by reference to Exhibit 4(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 33-30350)

4(c) Second Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(d) Third Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(e) Fourth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(f) Fifth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999

4(g) Sixth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 23, 1999

4(h)              Form of Exchange Note due 2001 (included in Exhibit 4(g))

4(i)              Form of Exchange Note Due 2002 (included in Exhibit 4(c))

4(j)              Form of Exchange Note Due 2004 (included in Exhibit 4(d))

4(k)              Form of Exchange Note Due 2009 (included in Exhibit 4(e))

4(l)              Form of Exchange Debenture Due 2029 (included in Exhibit 4(f))

4(m) Registration Rights Agreement, dated May 26, 1999, among TRW and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the initial purchasers

4(n) Registration Rights Agreement, dated June 23, 1999, between TRW and Goldman, Sachs & Co., as representative of the initial purchasers

5 Opinion of William B. Lawrence, Esq. as to the validity of the securities being registered

12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 99 to TRW Inc.'s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999, File No. 1-2384)

23(a)             Consent of Ernst & Young LLP

23(b)             Consent of KPMG Audit Plc

23(c)             Consent of Ernst & Young and KPMG Audit Plc

23(d)             Consent of Ernst & Young

23(e) Consent of William B. Lawrence, Esq. (included in his opinion filed as Exhibit 5)

23(f)             Consent of American Appraisal Associates, Inc.

24                Powers of Attorney of certain Directors and officers of TRW
                  Inc.

25 Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank to act as Trustee under the Indenture, as supplemented

99(a)             Form of Letter of Transmittal

99(b)             Form of Notice of Guaranteed Delivery

99(c)             Form of Tender Instructions